As filed with the Securities and Exchange Commission on August 31, 2005
                                           Registration No. 333-127995
==============================================================================



                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549

                            Form SB-2
                      Amendment No. 1

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      PACIFIC WEBWORKS, INC.
          (Name of small business issuer in its charter)

           Nevada                7372                    87-0627910
(State of incorporation) (Primary Standard Industrial   (I.R.S. Employer
                          Classification Code Number)   Identification No.)


                  180 South 300 West, Suite 400
                    Salt Lake City, Utah 84101
                          (801) 578-9020
(Address and telephone number of registrant's principal executive offices and principal place of business)

             Kenneth W. Bell, Chief Executive Officer
                  180 South 300 West, Suite 400
                    Salt Lake City, Utah 84101
                          (801) 578-9020
    (Name, address and telephone number of agent for service)

                            Copies to:
                       Cindy Shy, Attorney
                         Cindy Shy, P.C.
                2157 S. Lincoln Street, Suite 202
                   Salt Lake City, Utah 84106
                          (801) 323-2392

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


Pacific WebWorks, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                            PROSPECTUS


                      SUBJECT TO COMPLETION

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|   The information in this prospectus is not complete and may be changed.   |
|   We may not sell these securities until the registration statement filed  |
|   with the Securities and Exchange Commission is effective. This           |
|   prospectus is not an offer to sell these securities and it is not        |
|   soliciting an offer to buy these securities in any state where the offer |
|   or sale is not permitted.                                                |
------------------------------------------------------------------------------



                      Pacific WebWorks, Inc.
                       a Nevada corporation

        12,963,338 shares of common stock, par value 0.001



We are registering 12,963,338 shares of our common stock. These shares are presently owned by the selling stockholders named in this prospectus and they will be sold by the selling stockholders.

We will not receive the proceeds from the sale of these common shares.

                    _________________________

                          Trading Symbol
                   OTC Bulletin Board:  "PWEB"
  Common stock prices as reported by the OTC Bulletin Board on
                      September 29, 2005,
                  $0.125 bid and $0.135 ask
                    __________________________


This investment involves a high degree of risk, you should review the
               "Risk Factors" beginning on page 4.

                          ______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.
    Any representation to the contrary is a criminal offense.
                        _________________


             Prospectus dated  October_, 2005

                        TABLE OF CONTENTS


Prospectus Summary..........................................................3

Risk Factors................................................................4

Use of Proceeds.............................................................9

Market for Common Equity....................................................9

Description of Business....................................................11

Property...................................................................17

Legal Proceedings..........................................................17

Management's Discussion and Analysis.......................................18

Management.................................................................25

Certain Related Transactions...............................................27

Principal Stockholders.....................................................27

Description of Common Stock................................................28

Selling Stockholders.......................................................28

Plan of Distribution.......................................................30

Other Information................................................... 32

Interest of Named Experts and Counsel............................... 32

SEC's Position on Indemnification for Securities Act Liability.............32

Additional Information.....................................................32

Changes In and Disagreements With Accountants..............................32

Financial Statements.......................................................33

                       PROSPECTUS SUMMARY

                      Pacific WebWorks, Inc.
                  180 South 300 West, Suite 400
                    Salt Lake City, Utah 84101
                          (801) 578-9020

The Company

Our operations consist of Pacific WebWorks and its three operating subsidiaries: Intellipay, Inc., TradeWorks Marketing, Inc. and FundWorks, Inc. Pacific WebWorks is an application service provider and software development firm that develops business software technologies and services for business merchants and organizations using Internet and other technologies. We specialize in turn-key applications allowing small- to medium-sized businesses to expand their business over the Internet. Our product family provides tools for web site creation, management and maintenance, electronic business storefront hosting, and Internet payment systems for the small- to medium-sized business and organization. Pacific WebWorks assists small businesses in succeeding online through our Visual WebTools(TM) software, the Intellipay payment systems, education and hosting services.

Our subsidiary, Intellipay Inc., specializes in providing online, secure and real-time payment processing services for businesses of all sizes. Our TradeWorks Marketing, Inc. subsidiary mass markets Pacific WebWorks and Intellipay products. TradeWorks conducts educational/sales events related to our technologies throughout the United States. FundWorks, Inc. provides operating lease arrangements for certain TradeWorks customers. Further discussions of our business and products can be found in "Description of Business," starting on page 11.

The Offering

We are registering 12,963,338 shares of common stock to be sold by selling stockholders, who are identified in "Selling Stockholders," starting on page
28. We are registering these shares as a result of agreements we have entered into with the selling stockholders and these transactions and agreements are described in more detail in "Selling Stockholders - Transactions Related to the Selling Stockholders," starting on page 29.

We will not receive any of the proceeds from the sale of the shares which are being registered for the selling stockholders. These shares will be sold from time to time and at the total discretion of the selling stockholders. See "Plan of Distribution," starting on page 30, for further details about the possible methods of sale which may be used by the selling stockholders.


     Common stock outstanding as August 26, 2005                35,018,395

     Shares of common stock offered by selling stockholders     12,963,338

     Common stock outstanding after the offering (assuming      38,101,730
     the warrants being registered are exercised and the underlying shares are sold.)

                           RISK FACTORS

Potential investors should carefully consider the following risk factors before deciding to buy our common stock. Each investor should also consider the other information in this prospectus. Investing in our common stock involves a high degree of risk and you should not invest in our common stock unless you can afford to lose your entire investment.


     This prospectus contains forward-looking statements and you should not place undue reliance on these forward-looking statements.

We intend to identify forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs, as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in this Risk Factors section, which apply only as of the date of this prospectus.

RISKS RELATED TO THE OFFERING AND OUR STOCK PRICE


     We have not paid cash or stock dividends on our common stock and this may discourage potential investors from purchasing our shares.

Potential investors should not anticipate receiving dividends from our common stock. We intend to retain future earnings to finance our growth and development and do not plan to pay cash or stock dividends.


     The future sale of the registered common stock may negatively affect our stock price and you may be unable to resell your common stock at or above the price you paid for it.

The market price of our common stock could drop as a result of sales of the registered shares in the market, or the perception that such sales could occur, after the effective date of this registration statement. We are registering 12,963,338 shares of common stock and the selling stockholders under this prospectus may sell none, some, or all of the shares of common stock acquired from us, as well as common stock acquired upon the exercise of the warrants held by them. We have no way of knowing whether the selling stockholders will sell the shares covered by the prospectus. Depending upon market liquidity at the time, a sale of shares covered by the registration statement at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this prospectus could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might desire.


     Investors may have difficulty selling our common stock due to a limited market and the "penny stock" rules.

Our common stock is traded on the OTC Bulletin Board and there has not been a large public market for our common stock. We do not know the extent to which investor interest in our stock will lead to the development of an active trading market for our stock, or how liquid that market might be. Also, our common stock qualifies as a "penny stock" under the Penny Stock Suitability Reform Act of 1990 based on its market value and our net tangible assets. Additional requirements under this Act affect the timing of purchases and sales by investors, and the liquidity of penny stock because specific disclosure procedures must be followed by all broker and dealers related to a penny stock transaction. The rules require delivery by brokers and dealers of a disclosure schedule before any transaction in a penny stock. The broker and dealers must determine the suitability of the stock for a particular customer and obtain a written agreement from the customer to purchase the stock. The SEC recently adopted new regulations, effective September 12, 2005, which will require a two-business day delay prior to execution of a trade in a penny stock by a broker and dealer.

RISKS RELATED TO OUR BUSINESS


     We have a history of losses and anticipate future losses.

We are unable to fund our day-to-day operations from revenues alone. For the six month period ended June 30, 2005, we incurred a net loss of $373,368 compared to a net loss of $488,627 for the year ended December 31, 2004. We anticipate revenue from operations and equity transactions will fund our operations for the next twelve months; however, we cannot assure you that we will be able to attain or maintain profitability.


     We may need additional external capital and may be unable to raise it.

Based on our current growth plan we believe we may require $1 to $2 million additional financing within the next twelve months to remain competitive in our market. If we fail to obtain funds on acceptable terms, then we might be forced to delay or abandon some or all of our business plans. Our success will depend upon our ability to access equity capital markets and borrow on terms that are financially advantageous to us. Also, we may not be able to obtain additional funds on acceptable terms. If we are unable to obtain additional capital, then we may not have sufficient working capital to develop products, finance acquisitions, or pursue business opportunities. If we borrow funds, then we could be forced to use a large portion of our cash reserves to repay principal and interest on those funds. If we issue our securities for capital, then the interests of investors and shareholders could be diluted.


     We are dependent upon the knowledge and skills of a member of our management team who could leave us at anytime.

Our Vice President of Engineering, Allan E. Oepping, possesses particular knowledge of our software technologies which is critical to our operations.
We do not have an employment agreement with this individual and he could leave us at anytime. Should we lose his services, we may be unable to sustain our current operations, we may experience delays in development of new products, and/or we may not be able to service our customers in a satisfactory manner.


     We are subject to intense competition from large and small companies that limits our ability to obtain market share and may force our prices down.

We face competition in the overall Internet software market, as well as in the web site building market. Our ability to earn significant revenues from our Visual WebTools(TM) or IntelliPay payment system will depend in part on their acceptance by a substantial number of prominent online businesses. Broad acceptance of our products and services and their use in large numbers is critical to our success because a large portion of our revenues are derived from one-time and recurring fees we charge to customers buying our products and services. Our success in obtaining market share will depend upon our ability to build name brand recognition and to provide cost-effective products and services to our customers. We have developed our products to meet the needs of small businesses and we believe the generality of our competitors' services may be inadequately addressing the small business owner's needs. We expect competition to persist, increase, and intensify in the future as the markets for our products and services continue to develop and as additional competitors enter our market. In addition, many of our current or potential competitors have broad distribution channels that they may use to bundle competing products directly to end-users or purchasers. If these competitors were to bundle competing products for their customers, it could adversely affect our ability to obtain market share and may force our prices down.


     We may be unable to achieve market acceptance because technological standards for payment processing are not established.

One obstacle to widespread market acceptance for the IntelliPay payment system is that widely adopted technological standards for accepting and processing payments over the Internet have not yet emerged. As a result, merchants and financial institutions have been slow to select which service to use. Until one or more dominant standards emerge, we must design, develop, test, introduce and support new services to meet changing customer needs and respond to other technological developments. To be successful, we must obtain widespread acceptance of our technologies, or modify our products and services to meet whatever industry standards do ultimately develop. It is not certain that we will be able to do either.


     We depend upon our proprietary rights, none of which can be completely safeguarded against infringement.

Our ability to compete effectively will depend, in part, upon our ability to protect our proprietary source code, Visual WebTools(TM) and the IntelliPay payment system, through a combination of licenses and trade secrets. These agreements and procedures may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. Intellectual property rights, by their nature, are uncertain and involve complex legal and factual questions. We rely upon trade secrets with respect to our source code and functionalities and other unpatented proprietary information in our product development activities. We seek to protect trade secrets and proprietary knowledge in part through confidentiality agreements with our employees, resellers, and collaborators.

If employees or collaborators develop products independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those products or services. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. It would be impossible to predict whether litigation might be successful.


     We rely in part on third party technology licenses which we cannot guarantee will be available to us in the future.

We rely on certain technology which we license from third parties, including software which is integrated with internally developed software and used in our software to perform key functions. Our inability to maintain any of these technology licenses could result in delays in distribution of our services or increased costs of our products and services. We cannot assure you that third party technology licenses will continue to be available to us on commercially reasonable terms, or at all.


     We must update our products and services and may experience increased costs and delays which could reduce operating profit.

The electronic commerce, web hosting and merchant processing markets in which we compete are characterized by technological change, new product introductions, evolving industry standards and changing customer needs. In order to remain competitive, we may be required to engage in a number of research and development projects, which carries the risks associated with any research and development effort, including cost overruns, delays in delivery and performance problems. Any delay in the delivery of new products or services could render them less desirable by our customers, or possibly even obsolete. Any performance problem with a new product or service may require significant funds to correct the problem. As a result of these factors, our research and development efforts could result in increased costs that could reduce our operating profit, a loss of revenue if promised new products are not timely delivered to our customers, or a loss of revenue or possible claims for damages if new products and services do not perform as anticipated.


     We may experience software defects which may damage customer relations.

Despite rigorous testing, our software may nevertheless contain undetected bugs, errors or experience failures when introduced, or when the volume of services provided increases. Any material errors could damage the reputation of our service or software, as well as damage our customer relations. We have detected errors, defects, and bugs in the past and have corrected them as quickly as possible. Correcting any defects or bugs we may discover in the future may require us to make significant expenditures of capital and other resources. We believe that we follow industry-standard practices relating to the identification and resolution of errors, defects, or bugs encountered in the development of new software and in the enhancement of existing features in our products. As of this date we have not experienced any material adverse effect by reason of an error, defect, or bug.


     We may experience breakdowns in our hosting services, infrastructure or payment processing systems, which may expose us to liabilities and cause customers to abandon our products and services.

We would be unable to deliver our payment processing services or hosting services if our system infrastructures break down or are otherwise interrupted. Events that could cause system interruptions are:
     .   fire,
     .   earthquake,
     .   power loss,
     .   terrorist attacks,
     .   harmful software programs,
     .   telecommunications failure, and
     .   unauthorized entry or other events.
Although we regularly back up data from operations, and take other measures to protect against loss of data, there is still some risk of such losses.

Despite the security measures we maintain, our infrastructure may be vulnerable to computer viruses, hackers, rouge employees or similar sources of disruption. Any problem of this nature could result in significant liability to customers or financial institutions and also may deter potential customers from using our services. We attempt to limit this sort of liability through back-up systems, contractual provisions, insurance, and other security measures. However, we cannot assure you that these contractual limitations on liability would be enforceable, or that our insurance coverage would be adequate to cover any liabilities we might sustain.

Also, a breach of our e-commerce security measures could reduce demand for our services. The e-commerce industry is intensely focused on the need for Internet security, particularly with respect to the transmission and storage of confidential personal and financial data. Any compromise or elimination of our security could erode customer confidence in our systems and could result in lower demand for our services or possible litigation.


     We are dependent upon license renewal which cannot be assured to occur.

We derive revenues from user licenses and license renewals on a month to month arrangement. We also intend to increase the brand recognition of our products among users through these types of relationships. If a substantial number of our customers were to decline to renew their contracts for any reason, then we could experience a substantial drop in revenues. Our success in establishing our products as a recognized brand name and achieving their acceptance in the market will depend in part on our ability to continually engineer and deliver new product technologies and superior customer service, so that customers renew their licenses month to month.


     We may pursue acquisitions of complementary service product lines, technologies or business which may interfere with our operations and negatively affect our financial position.

From time to time, we evaluate potential acquisitions of businesses, services, products, or technologies. These acquisitions may result in a potentially dilutive issuance of equity securities, the incurrence of debt and contingent liabilities, and amortization of expenses related to goodwill and other intangible assets. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services, and products of the acquired companies; the diversion of management's attention from other business concerns; risks of entering markets in which we have no or limited direct prior experience; and, the potential loss of key employees of the acquired company. As of the date of this filing, we have no present commitment or agreement with respect to any material acquisition of other businesses, services, products, or technologies.


     Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could lead to loss of investor confidence in our reported financial information.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-KSB for the fiscal year ending December 31, 2006, we will be required to furnish a report by our management on our internal control over financial reporting. If we cannot provide reliable financial reports or prevent fraud, then our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

In order to achieve compliance with Section 404 of the Act within the prescribed period, we will need to engage in a process to document and evaluate our internal control over financial reporting, which will be both costly and challenging. In this regard, management will need to dedicate internal resources, engage outside consultants and adopt a detailed work plan to:
..    assess and document the adequacy of internal control over financial reporting,
..    take steps to improve control processes where appropriate,
..    validate through testing that controls are functioning as documented,
     and
..    implement a continuous reporting and improvement process for internal control over financial reporting.
We can not assure you as to our, or our independent auditors', conclusions at December 31, 2006 with respect to the effectiveness of our internal control over financial reporting. There is a risk that neither we nor our independent auditors will be able to conclude at December 31, 2006 that our internal controls over financial reporting are effective as required by Section 404 of the Act.

During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud.


RISKS RELATED TO OUR INDUSTRY

We may not be able to adapt as the Internet market changes.

Our failure to respond in a timely manner to changing market conditions or client requirements could have a material adverse effect on our business, prospects, financial condition, and results of operations. The Internet is characterized by:
..    rapid technological change;
..    changes in advertiser and user requirements and preferences;
..    frequent new product and service introductions embodying new technologies; and
..    the emergence of new industry standards and practices that could render our existing service offerings, technology, and hardware and software infrastructure obsolete.

In order to compete successfully in the future, we must
..    enhance our existing products and develop new services and technology that address the increasingly sophisticated and varied needs of our prospective or current customers;
..    license, develop or acquire technologies useful in our business on a timely basis; and
..    respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.


     Our future success depends on continued growth in the use of the Internet and Internet-based services for small business.

Because the Internet is a rapidly evolving industry, the ultimate demand and market acceptance for our products will be subject to a high level of uncertainty. Significant issues concerning the commercial use of the Internet and online service technologies, including security, reliability, cost, ease of use, and quality of service, remain unresolved and may inhibit the growth of Internet business solutions that use these technologies. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation.


     Regulation of the Internet and Internet-based services may decrease the demand for our services and/or increase our cost of doing business.

Due to the increasing popularity and use of the Internet and online services, federal, state, local, and foreign governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet and other online services. These laws and regulations may affect issues such as user privacy, pricing, content, taxation, copyrights, distribution, and quality of products and services. Any new legislation could hinder the growth in use of the Internet generally or in our industry and could impose additional burdens on companies conducting business online, which could, in turn, decrease the demand for our services, increase our cost of doing business. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, and taxation, apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business via the Internet.


                         USE OF PROCEEDS

We are registering the shares for the benefit of the selling stockholders and the selling stockholders will receive all of the proceeds from the sales. We will pay the costs of this offering with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares.


                     MARKET FOR COMMON EQUITY

MARKET INFORMATION

The principal market for our common stock is the NASD OTC Bulletin Board and our common shares are traded over-the-counter under the symbol "PWEB." The following table presents the range of the high and low bid of our common stock for the first and second quarter of 2005 and each quarter for the past two years, as reported by the OTC Bulletin Board Historical Data Service. These quotations represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions.

          Year      Quarter Ended        High Bid     Low Bid
          ----      -------------        --------     -------

          2003        March 31            $ 0.14      $ 0.06
                      June 30               0.15        0.08
                      September 30          0.45        0.125
                      December 31           0.32        0.15

          2004        March 31            $ 0.18      $ 0.11
                      June 30               0.13        0.09
                      September 30          0.10        0.052
                      December 31           0.10        0.06

          2005        March 31            $ 0.095     $ 0.06
                      June 30               0.095       0.051

Our shares are subject to Section 15(g) and Rule 15g-9 of the Securities and Exchange Act, commonly referred to as the "penny stock" rule. The rule provides that any equity security is considered to be a penny stock unless that security is:
..    Registered and traded on a national securities exchange meeting specified criteria set by the SEC;
..    Authorized for quotation from the NASDAQ stock market;
..    Issued by a registered investment company; or
..    Excluded from the definition on the basis of share price or the issuer's net tangible assets.

These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of shareholders to sell their shares. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors must make a special suitability determination for the purchase of the security. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors.

The rules require the broker-dealer to receive the purchaser's written consent to the transaction prior to the purchase and require the broker-dealer to deliver a risk disclosure document relating to the penny stock prior to the first transaction. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent to customers disclosing recent price information for the penny stocks.

The SEC recently adopted new regulations for penny stock to become effective September 12, 2005, that will require a two business day waiting period from the date the broker or dealer sends an acknowledgment for the transaction to the customer before a broker or dealer may execute a trade. The new regulations also eliminate the exclusion from the definition of penny stock of stock authorized for quotation on the NASDAQ stock market.

HOLDERS

As of August 4, 2005, we had approximately 405 stockholders of record of our common stock, which does not include "street accounts" of securities brokers.

DIVIDENDS

We have not paid cash or stock dividends and have no present plan to pay any dividends. We intend to retain any earnings to finance the operation and expansion of our business and the payment of any cash dividends on our common stock is unlikely. However, our board of directors may revisit this matter from time to time and may determine our earnings, financial condition, capital requirements and other factors allow the payment of dividends.

DESCRIPTION OF BUSINESS

Historical Development

The company was incorporated in the state of Nevada on May 18, 1987, as Asphalt Associates, Inc. and changed its name to Pacific WebWorks, Inc. in January 1999. Pacific WebWorks has four wholly-owned subsidiaries, Intellipay, Inc., TradeWorks Marketing, Inc., FundWorks, Inc, which are Delaware corporations, and World Commerce Network, LLC. Intellipay specializes in providing online, secure and real-time payment processing services for businesses of all sizes. TradeWorks Marketing was incorporated in Delaware on July 17, 2003, to mass market our products and services. FundWorks, Inc. was incorporated on August 5, 2003, to provide operating lease arrangements for certain TradeWorks' customers. World Commerce Network, LLC is a non-operating, discontinued operation.

Pacific WebWorks' Business

Pacific WebWorks is an application service provider and software development firm that develops business software technologies and services for business merchants and organizations using Internet and other technologies. We specialize in turn-key applications allowing small- to medium-sized businesses to expand over the Internet. Our product family provides tools for web site creation, management and maintenance; electronic business storefront hosting and Internet payment systems for the small- to medium-sized business and organization.

We initially focused entirely on virtual retailing software solutions, meaning merchants that do not have a physical store location and would exist only on the Internet. Due to requests in the marketplace, we expanded our technologies to include features for small- to medium-sized physical "brick and mortar" entities, in addition to our virtual merchants. This is expected to give these businesses and other organizations a complete solution for all physical store and Internet concerns and at the same time reduce the costs of operations and introduce new profit centers for them.

     Products

Even though small business, including small office/home office, typically understands how traditional brick and mortar businesses operate, we believe they need assistance in order to replicate business processes effectively and economically using the Internet. Pacific WebWorks assists small businesses in succeeding online through our Visual WebTools(TM) software, the Intellipay payment systems, education and hosting services.

We provide a comprehensive one-stop solution that incorporates our integrated suite of e-commerce software tools, plus hosting, site management, web design services, and education. By leveraging a shared commerce platform across many customers, we bring economies of scale to our customers. We believe this structure allows our customers to focus on their business instead of technology, enabling them to achieve a much faster return on investments made in technology and to experience more success on the Internet.

Visual WebTools Version 4.1 ("V4.1") - V4.1 is a suite of software programs that fit together to perform the basic business functions we believe are the most effective on the Internet. The following products are included as part of this suite.

..    WebWizard  is an easy-to-use web page design program that possesses a simple user interface and templates for the novice, yet it has a very powerful additional functionality for web design professionals. It incorporates sophisticated site components like tables, frames, flash and other multimedia capabilities in a straightforward, menu driven process. No complicated programming skills are required to use the WebWizard tool. Our customers can manage their sites' layout, colors, contents, tables, and graphics easily. WebWizard includes a library of hundreds of graphics that are freely accessible by our customers. WebWizard allows our customers to quickly and easily create, update, modify, and enhance their web

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     sites.  Changes can be uploaded to our servers within minutes 24 hours a day, 7 days a week from any Internet-connected Microsoft Windows ) computer.

..    ClipOn Commerce(TM) is an e-storefront and product management system, complete with shopping cart technology. ClipOn Commerce allows our customers to build an Internet storefront. They can create a complete product catalog, organize and search products by unlimited categories and import/export to and from their database. ClipOn Commerce is designed to function with a third party merchant account and is integrated with our Intellipay payment system, which allows our clients to accept all major credit cards online. ClipOn Commerce has support for QuickBooks(R) accounting software enabling our customers to update between their accounting records and Internet storefront. ClipOn Commerce also features UPS shipping integration.

..    WebContacts is a contact management program.  Companies that use our system can utilize WebContacts to organize information about all the entities they do business with, including customers, suppliers, distributors, potential customers, etc. WebContacts will also enable them to capture information about people who visit their website, if those visitors elect to supply contact information at the site. This database functionality enables our customers to be more effective when using the web as a marketing and communications tool.

..    WebChannels is an e-mail distribution program that enables our customers to send customized e-mails in either plaintext or HTML format to their WebContacts database of visitors. Since email is the most popular activity on the web, and one of the most effective forms of Internet marketing, WebChannels provides our customers with a practical tool with which to promote their businesses. For example, by using WebChannels, a client could easily send out a weekly newsletter, coupons or special offers to an entire customer base, certain visitor types or to a segment of their customers

..    Web profiling tool is a form and survey creation tool that helps capture feedback and valuable demographic information from customers and web site visitors. Our clients can create customizable forms, surveys and interactive questionnaires. The web profiling tool includes a catalog of pre-designed questions, such as education level, hobbies, satisfaction level, etc. The profiling forms may also be custom created by our customers.

..    WebStats enables our customers to analyze visitor activities on their websites in order to track pages viewed, hits, time of access, etc. WebStats is a statistics program that provides detailed reports and graphs related to referring pages, geographic location of visitors, browsers and the operating systems web site visitors are using, what web pages generate hits, and what pages are the most popular. WebStats can produce reports of business information, including year-long trends and the effectiveness of the clients' sites.

..    Auction Connection is a module that allows Visual WebTools customers to list inventory items with Ebay at the click of a button.

Intellipay Payment System - This group of products offers payment technologies for business-to-business and business-to-customer uses on the Internet and in physical store locations. They allow our customers to accept real time credit card payments from their web site, Internet appliances, kiosks or at remote locations through their Nextel cell phone or at the physical point of sale. The Intellipay products use the same standards used by all major commerce sites, industry standard security components and methods, and has been tested under strict banking network procedures. Point-of-sale professionals provide technical support and ePayment professionals can even help the business locate an Internet-approved merchant account if needed. Once customers enter the necessary data in a secure form, Intellipay quickly processes the transaction in real-time (2 - 5 seconds) and returns the customer back to the business site. Intellipay also provides methods for enterprise-level businesses to link Intellipay products, services and features into their ecommerce web sites and transmit transactional data for use in back-office systems.

..    ePayment System  supports all major card types including Visa,
     MasterCard, American Express, Discover, Diners Club and JCB. Also, support is provided for Visa and MasterCard debit (check) cards and Level Two corporate/commercial cards through various bank networks.
     Transaction types include industry standard transactions such as normal authorizations, pre-authorizations intended for delayed settlement, the so-called "force" allowing a transaction authorized offline (possibly a voice authorization) to be settled, credits for refunds and Intellipay's innovative address verification system allows merchants to retrieve a score and verify the account validity.

     This Intellipay product allows our customers to control transaction level behavior depending on AVS scores, duplicate transaction attempt detection, and more. Intellipay also automatically settles merchant batches nightly so our customers are freed from forcing settlement via manual or programmatic methods, which also helps reduce our customer's costs by settling within the 24-hour window mandated by most merchant accounts. The Intellipay system is fully transportable meaning that a customer can switch web site hosting companies, move between most e-commerce software programs or change to or from many merchant account providers. Our products can grow and change with our customer at little or no additional charges and with minimal technology issues.

..    ExpertLink(TM)  is Intellipay's proprietary connection protocol for high-volume Internet businesses requiring reliable, high velocity real-time transaction authorizations linked to their own secure web site and/or back office systems. ExpertLink is a standards-based secure communications method allowing web-developers and application developers to build in the ePayment processing and various features, including batch management commands, duplicate transaction detection and management, and more. Our customers usually purchase ExpertLink or LinkSmart, and both come with Smart Terminal and the Secure Account Management System.

..    LinkSmart(TM)  gives our online customers the ePayment features with minimal technical installation on their side. With LinkSmart, our customer does not need to pay for installation and maintenance of expensive secure servers since LinkSmart serves the secure, customizable payment pages for them. LinkSmart offloads many expensive mission-critical e-commerce tasks from the merchant.

..    Smart Terminal(TM)  allows our customers to securely log into their
     Intellipay account from any Internet browser and authorize manual transactions and orders they have received through offline methods.
     Smart Terminal supports industry-standard transactions including normal authorizations, authorization-only for delayed settlement, settlement for non-Intellipay authorized transactions, credits, partial credits and more. Most clients receive Smart Terminal along with LinkSmart or ExpertLink, but Smart Terminal can also be purchased as a stand alone product.

..    Secure Account Management System ("SAMS") allows Intellipay customers to securely log into Intellipay's Secure Account Management System from any web browser to configure and control various Intellipay components and behaviors. They can manage today's authorized transaction batches, control passwords, enforce transaction data components, control various features such as our new duplicate transaction detection and management system, control email transaction receipts, access Smart Terminal, control LinkSmart payment page contents, target returning live data streams, configure Visa-required invoice numbering, and more. Customers can also view transaction histories for any day in the past 180 day period.

..    IntelliPay Desktop Terminal ("IDT")  IntelliPay Desktop Terminal brings all of the functionality of a Virtual Terminal application to your desktop while supporting hardware such as a card reader and receipt printer. This allows merchants to receive a qualified discount rate on their transactions and save hundreds of dollars in equipment and processing fees. They can also take advantage of sharing printers on their network allowing several terminals to print to the same receipt printer, reducing the amount of hardware they need to purchase.

..    IntelliPay Wireless Terminal ("IWT") IntelliPay is now submitting wireless transactions with retail qualifications using Nextel data service. This allows a merchant to accept either swiped or keyed transactions using a Nextel Cellular / Data phone using a card reader. The merchant has all of the benefits of retail rates with the added value of visual batch management and settlement process. IntelliPay Wireless Terminal is the perfect solution for all mobile merchants that also use a cellular phone.

Education Services - We provide more than our software, we also assist our customers with education and site design services. We believe this information helps our clients understand how to use the Internet more effectively.

..    Coaching Services are personalized electronic/telephonic instruction on the use of our product technologies. These services are directed towards assisting clients in making their virtual operations successful. We recommend eight to twelve, one-half hour training sessions for our new customers.

..    Retreats are workshops that are held one to two times per year for certain TradeWork's customers for informative direction on Internet marketing strategies.

Rent-a-Pro offers custom web site design services to clients who elect to hire Pacific WebWorks to build their web site for them rather than building it themselves.

Technical Support is offered via online chat or e-mail from 8 a.m. to 9 p.m.
(MST), or by phone from 8 a.m. to 5 p.m. (MST).

Hosting Infrastructure allows us to host our customers' web sites, therefore eliminating the cost of hardware investment and maintenance for them.

Domain Names are offered to customers online at retail prices. These include ".com," ".org," ".biz," ".net," ".us" and ".info."

     Sales and Marketing

In July 2003 we incorporated TradeWorks Marketing to conduct marketing events in locations throughout the United States. TradeWorks Marketing's product offerings include Intellipay Virtual Terminal Software, Pacific WebWorks Visual WebTools Web site manager and builder, including integration with ebay(TM).com. TradeWorks Product Club and training. TradeWorks Marketing also has entered into factoring arrangements with an outside leasing company with recourse for certain sales of e-commerce software and merchant accounts.

In August 2003 we incorporated FundWorks, Inc. to provide operating lease arrangements for certain TradeWorks' customers. The operating lease agreements are for the purchase of e-commerce software and merchant accounts over 24 to 36 months for the price of $59.95 per month. The customers relying on these operating lease agreements have a higher credit risk.

We do not believe that our competitors are effectively targeting our market niche: A totally Internet based, end-to-end business solution for small- and medium-sized businesses. We believe that our products will allow businesses to generate leads, sell products, run sales promotions, capture demographic information about web site visitors, communicate with web site visitors, and obtain intelligent information about who is visiting their web sites and what they are doing while they are there. Our products allow our customers to stay in complete control of their web sites and provide tools that can facilitate a successful Internet experience for them.

We market and sell our products primarily through reseller channels, including our wholly-owned reseller TradeWorks Marketing, our own internal sales force and strategic partnerships. We sell our products to our partners at wholesale. The partners then mark the products up and sell them at retail.
We also sell our products through resellers who are paid a commission for each merchant who purchases our products and subsequent services. Each merchant must sign a purchase agreement with the reseller, which the reseller must in turn provide to us. We then provide software to the resellers' customers, allowing them to create Internet web sites and/or complete e-business solutions. We provide the initial reseller with training in the use of the software.

We believe we may be able to develop a substantial presence in our target market through a combination of broad channels of distribution, marketing strategy, unique proprietary technology, technical expertise, and training and education in the use of our products. It is our opinion that in the past, businesses which have attempted to maintain interactive web sites and conduct business on the Internet have either developed technical expertise themselves, paid employees to create and maintain their web sites, or retained contract "web professionals" to do so. We believe our products allow small businesses to participate in Internet commerce by creating and managing their own Internet web sites and storefronts at a reasonable cost.

     Competition

Our market is quickly evolving, very competitive and subject to rapid technological change. We expect competition to persist, increase, and intensify in the future as the markets for our products and services continue to develop and as additional companies enter our markets. A number of companies are now providing Internet services to small businesses. They include organizations like Microsoft, Yahoo!, Bigstep, Zyweb, Register.com, GoDaddy, Bizfinity, MeZine.com and many others. Our success in our target market will depend upon our ability to build name brand recognition and to provide quality, cost-effective products and services to our customers.

At the present time, we have not identified any other companies that are using an identical approach to ours. Nonetheless, it is probable that larger interests will choose to enter the market we are developing or that a new market may emerge. Although we feel the market is vast and should accommodate many technology providers, we may not be able to compete effectively with current and future competitors.

In our estimation, few major competitors currently offer products comparable to the Visual WebTools(TM) product family. We believe that "Yahoo! Store" is our most significant competitor, with its brand name recognition and significantly greater financial, technical, marketing, and managerial resources. Yahoo! Store has significantly higher sales and customers than we do and has entered into a significantly higher number of license agreements with third parties. We believe that our product provides a comparable service for a lower price than that provided by Yahoo! Store. In addition, because we have focused our efforts on small businesses, including providing Internet tools which allow businesses to develop their own Web sites, we believe that the generality of the Yahoo! Store may be inadequately addressing potential customer needs and that we will be better able to address their site development needs.

Our Intellipay payment system competes with AuthorizeNet products and certain VeriSign products, along with other companies that provide e-commerce solutions.

Our ability to successfully compete will depend upon a number of factors, including:
..    our ability to successfully maintain and sell existing products;
..    our ability to conceive, develop, improve, and market new products;
..    our ability to identify and take advantage of emerging technological trends within our target markets;
..    our ability to respond effectively to technological changes or new product announcements by competitors; and,
..    our ability to recruit resellers who can market and sell our products and services in significant volumes to the market.
We believe that we will need to make significant expenditures for research and development and marketing in the future to compete effectively.

     Major Customers

Our client base includes approximately 9,000 active paying customer accounts. We rely on the efforts of third party resellers, including our wholly-owned reseller, TradeWorks Marketing, to add accounts to our customer base. A significant portion of our customer accounts were provided by previous Pacific WebWorks and Intellipay resellers who no longer resell our products and services. While we continue to add additional and significant resellers, we are dependent upon these resellers. If we lose them, then we expect our revenues to be adversely affected by attrition in our customer account portfolios if there is not immediate replacement. During the year ended December 31, 2004, we experienced continued declines in hosting and payment processing revenues, although at a significantly reduced rate from the previous year, due to the loss of resellers and general attrition. We expect to see this decline in hosting and payment processing revenues to cease by year end 2005.

     Trademark, Licenses and Intellectual Property

On October 9, 1998 Utah WebWorks filed a trademark application for Visual WebTools(TM) that we acquired and became responsible for upon our merger with Utah WebWorks. In December of 1998 the United States Patent and Trademark Office assigned Serial No. 567,136 to this mark. In addition we have
trademarks for   Pacific WebWorks(TM) and ClipOn Commerce(TM).

On October 25, 2002 we received notice of acceptance and acknowledgment from the U.S. Department of Commerce Patent and Trademark Office validating our registration of a trademark for Intellipay through October 29, 2006. The mark may be renewed one year prior to its expiration.

Our success will depend, in part, on our ability to obtain and protect our trademark and trade secrets and operate without infringing upon the proprietary rights of others in the United States and other countries. If we were to become involved in a dispute regarding our intellectual property, it may become necessary for us to participate in interference proceedings before the United States Patent and Trademark Office to determine whether we have a valid claim to the rights involved. We could also be forced to seek a judicial determination concerning the rights in question. These proceedings could be costly and time consuming, even if we were to eventually prevail. Should we not prevail, we could be forced to pay significant damages, obtain a license to the technology in question, or stop marketing one or more of our products.

All of our core technology was developed internally by either our engineers or by the engineers of Utah WebWorks and Intellipay. Other than Internet connectivity and other information technology infrastructure, the performance of our products does not significantly rely on any third party technology, although we continue to support as many third party technologies as possible.

We also rely upon trade secrets, proprietary know-how, and confidentiality provisions in agreements with employees, consultants, and resellers to protect our intellectual property rights. There are risks that these other parties may not comply with the terms of their agreements with us, and that we may not be able to adequately enforce our rights against these parties. We have adopted a policy of requiring our employees and resellers to execute confidentiality agreements when they commence employment with us or resell our products. These agreements generally provide that all confidential information developed or made known to the employees or resellers during the course of their relationship with us is to be kept confidential and not disclosed to third parties, except under certain specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by the employees in the course of their employment will be our exclusive property.

     Research and Development

We continue to improve our existing products and release new related products. We recorded research and development expenses of $242,012 for the year ended December 31, 2004 primarily related to the development of the Intellipay Wireless Terminal product and maintenance of our core products. During the year ended December 31, 2003, we recorded research and development expense of $164,999, primarily related to development of our online auction connector product, Intellipay Desktop Terminal, and the updating of our core products.

     Material Contracts

We initially entered into an informal agreement with Electric Lightwave, Inc. for telecommunications and Internet access in January 1998. We formalized the agreement in February 1998 and negotiated an extension in November 2001, which terminated in January 2004. As of the date of this filing, this contract is on a month-to-month basis. The extension agreement requires that we pay approximately $4,300 per month for a dedicated DS3 Internet and telephone connection, and a redundant T-1.

     Employees

As of the date of this filing we have 21 employees. We have six employees in administration, two in sales/marketing, seven in operations and five development engineers. Our employees are not presently covered by any collective bargaining agreement. We have not experienced any work stoppages and believe that our relations with our employees are good.


                             PROPERTY

Our principal offices are located in the Westgate Business Center, which is located in Salt Lake City, Utah. This property serves as our main office and data center. We believe this property will be adequate for our near term needs. We lease approximately 8,000 square feet of commercial office space and pay approximately $8,400 per month until the lease expires in December 2006.


                        LEGAL PROCEEDINGS

We are involved in various disputes and legal claims arising in the normal course of our business. In the opinion of management, any resulting litigation from these disputes and claims will not have a material effect on our financial position and results of operations

               MANAGEMENT'S DISCUSSION AND ANALYSIS


Executive Overview

Our revenues are primarily from the sale of access to our software technology, financial services and continuing monthly service and hosting fees. We also derive revenues for services related to web site design, training, education and consulting. During the past year management has continued to focus on marketing and distribution channels, which, while costly, are believed to be the most effective short term solution to increase our sales.

We suffered declines in revenues in 2003 and management took steps to diversify our marketing and distribution strategy between several of our product offerings, which led to revenue growth for 2004. During the first six months of 2005 we continued to refine and expand our marketing efforts. These refinements resulted in significantly increased registrations, attendance and product purchases at our June 2005 nationwide sales and training events. We look forward to continued benefits from these marketing refinements as we seek additional means to market our products to the small business community.

While our revenues have increased, we have recorded net losses for the past two years. As a result, in June 2005 we supplemented revenues with loans and equity financing. We entered into promissory note agreements with two
different lenders for an aggregate $200,000.   We also negotiated a Unit
Purchase Agreement that could ultimately result in a capital injection to the company of $850,000 if all the unit warrants are exercised. As of the date of this filing, we have received a total of $500,000 from this agreement. The remaining $350,000 from the equity financing is in the form of warrants that are exercisable at $0.17 per share at some future date.

Our challenges continue to be in the area of stiff competition and advancing technologies coupled with the need for capital and talent. We believe we are making progress in all of these areas, but it is a constant challenge.

Pacific WebWorks and IntelliPay have great potential in the marketplace. However, hurdles exist, such as identifying and implementing effective product distribution channels, economic changes generally, gaining marketplace acceptance and addressing shifting public attitudes for technology products that could pose a threat to our success.


Liquidity and Capital Resources

We rely on the cash inflows from our sales efforts to fund our continuing operations. We are dependent on the efforts of our resellers (including our wholly-owned subsidiary, TradeWorks Marketing), independent sales representatives and our in-house sales personnel to increase our revenues, while we continue to work to control expenses. Our monthly cash outflows are primarily related to our marketing and operating expenses. These cash outflows can exceed monthly cash inflows based on timing differences between marketing campaigns and sales.

We are unable to satisfy our total current liabilities, including those of our discontinued operations, with our current cash. We expect to generate positive cash flows through further development of our business and distribution channels and we plan to address only the liabilities of our operating subsidiaries with our current cash balances and inflows. It should be noted that 51.7% of our current liabilities are made up of deferred revenues that will be recognized over the next 8 to 12 months and this liability does not require a specific cash outlay, but only that we remain a going concern.

Net cash used in continuing operations for the six month period ended June 30, 2005 (the "2005 six month period") was $109,123 compared to $16,889 for the for the six month period ended June 30, 2004 (the "2004 six month period"). The increase in net cash used by continuing operations for the 2005 six month period was primarily the result of increased receivables and decreased deferred revenue for that period.

Net cash used by continuing operations was $190,195 for 2004 compared to net cash provided by continuing operating activities of $87,455 for 2003. The net cash used by operations for 2004 was primarily the result of increased advertising expense and commissions paid to obtain revenues for our products and services and the related timing differences in recognition of those deferred revenues, along with non-recurring expenditures for enhancement of our data center and security features related to our online credit card transaction processing product.

For the 2005 six month period, net cash provided by investing activities was $50,959 compared to net cash used in investing activities of $57,235 for the 2004 six month period. Investing activities for the 2005 six month period were primarily related to cash placed on reserve with a financial institution related to TradeWorks Marketing's merchant account. Investing activities for the 2004 six month period consisted primarily of purchases of property and equipment and the liquidation of cash placed on reserve with a financial institution related to TradeWorks Marketing's merchant account.

For 2004, net cash used by investing activities was $107,534 compared to net cash provided by investing activities of $75,495 for 2003. Investing activities for 2004 were primarily related to purchases of property and equipment and cash placed on reserve with a financial institution related to TradeWorks Marketing's merchant account. Investing activities for 2003 consisted primarily of the purchase of property and equipment, establishing a cash reserve with a bank, the sale of a subsidiary, and the liquidation of a certificate of deposit.


Financing

We operate in a very competitive industry in which large amounts of capital are required in order to continually develop and promote products. Many of our competitors have significantly greater capital resources than we have. We believe that we may need an additional $1million during the next twelve months to continue to keep up with technological improvements and further our business development strategies.

On July 1, 2005, we entered into a Unit Purchase Agreement with three accredited investors. (See "Selling Shareholders," below for more details.) Under this agreement we issued 4,166,670 units at a unit price of $0.06 for net proceeds of $250,000. Also, warrants were executed for the purchase of an additional 2,083,333 shares at $0.12 for net proceeds of $250,000. Warrants to purchase an additional 2,083,333 shares at $0.17 per share remain outstanding as of the date of this filing. We used $200,000 of these monies to repay loans and intend to use the balance of this funding for operations.

Net cash provided by financing activities for the 2005 six month period was $200,000 and was related to proceeds from promissory notes. The promissory notes were executed on June 28 and 30, 2005 with two different lenders. We borrowed an aggregate of $200,000, at 8% interest. Each note had a principle amount of $100,000 and each note is due and payable on December 31, 2006. The notes are collateralized by our business assets and are convertible into our common stock at $0.06 per share.

Net cash provided by financing activities of $250,000 for 2004 was related to sales of our common stock for cash. Net cash used in financing activities for 2003 was $24,557 and was primarily related to a payment on a note payable to our largest reseller.

We believe additional funding may be obtained through additional debt arrangements or equity offerings. However, if we are unable to obtain additional funds on acceptable terms, then we might be forced to delay or abandon some or all of our product development, marketing or business plans, and growth could be slowed, which may result in declines in our operating results and common stock market price.

If we rely on equity offerings for funding, then we will likely use private placements of our common stock pursuant to exemptions from the registration requirements provided by federal and state securities laws. The purchasers and manner of issuance will be determined according to our financial needs and the available exemptions. We also note that if we issue more shares of our common stock our stockholders may experience dilution in the value per share of their common stock.


Commitments and Contingent Liabilities

Our operating commitments consist of our operating lease for our Salt Lake City office that approximates $8,400 per month. Future minimum lease payments under this lease are $101,760 per year through 2006. As of June 30, 2005, we had an accrued liability of approximately $91,500 related to the Intellipay's operating lease default. Intellipay defaulted on its operating lease in May 2002 after we closed Intellipay's physical office, located in Fremont, California, and moved its technological infrastructure and operations to Salt Lake City, Utah in February 2002. The Intellipay lease required approximately $6,000 per month, plus late fees and interest, through December 2003. The accrued liability has been reduced for time that the property was leased to a third party by the property manager.

Our total current liabilities at June 30, 2005, were comprised of accounts payable, accrued liabilities, deferred revenue, net current liabilities from discontinued operations, and convertible notes payable. Accounts payable totaled $177,641 and were related to operating costs such as advertising expenses, professional fees and seminar expenses. Our accrued liabilities of $173,189 were primarily the result of the operating lease default for the Intellipay office space, contingent reseller commissions, payroll liabilities, and estimated refunds and factoring obligations. Deferred revenues included up-front fees received for license fees, software services and education not yet performed or delivered and totaled $627,473 at June 30, 2005. Current liabilities from discontinued operations were $235,274 and are related to World Commerce Network, LLC. In addition, we had $200,000 of convertible notes payable at June 30, 2005.

The operations of World Commerce Network, LLC, our subsidiary, are ceased and discontinued. Management is attempting to negotiate settlements of World Commerce Network's accrued liabilities. As of June 30, 2005, World Commerce Network's accrued liabilities totaled $171,264 and included estimated contingent recourse obligations and attorneys fees approximating $95,000 related to pending litigation and approximately $56,000 for estimated customer refunds. In addition, World Commerce Network had a contingent liability of approximately $65,000 plus interest related to an alleged default of application for credit and personal guaranty made by a former officer of Pacific WebWorks. We continue to work through various matters related to these liabilities and management believes the recorded liabilities are sufficient to cover any resulting liability. There has been no activity on any of these accounts for over two years.

Certain customers of TradeWorks Marketing entered into operating leases to purchase e-commerce software and merchant account agreements that were assigned by TradeWorks Marketing to FundWorks. The customers pay $59.95 per month for the operating lease agreement and the agreements have terms over 24 to 36 months and are non-cancelable. Related revenues are recorded monthly as earned. The future annual minimum lease receipts for FundWorks' operating leases as of June 30, 2005 were approximately $234,000 through June 30, 2006, $207,000 through June 30, 2007, and $62,000 through June 30, 2008.
Collectability of future minimum lease receipts cannot be assured because the customers placed in these operating leases have a higher credit risk.


Off-balance Sheet Arrangements

None.


Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates of particular significance in our financial statements include goodwill and the annual tests for impairment, deferred revenue calculations, and liabilities accrued as estimates for probable litigation and other contingencies.

Goodwill related to Intellipay is assessed annually for impairment by comparing the fair values of Intellipay to its carrying amount, including goodwill. The fair value of Intellipay is estimated using both cash flow information from internal budgets and multiples of revenue. In the event that an impairment indicator arises prior to our annual impairment test of goodwill, we will provide a full test relative to the indicator in the period that the indicator is present.

Our ability to avoid impairment of the goodwill related to Intellipay is largely dependent on Intellipay's ability to further generate revenues and cash flows in accordance with budgeted amounts. We currently do not expect impairment to occur for the Intellipay business unit in the near term; however, if an impairment occurs it would have a material effect on our financial condition by resulting in a net decrease in our consolidated assets and consolidated net earnings. We performed a goodwill impairment test during 2004 and concluded there was no impairment of goodwill.

Our consolidated financial statements include estimates for contingent liabilities that are considered probable. Material estimates for contingent liabilities include approximately $123,000 for our operating companies and approximately $151,000 in net current liabilities of our discontinued operations. From a liquidity standpoint, any settlement or judgment received by us from pending or threatened litigation may have a direct affect on our cash balances of $596,819 at June 30, 2005. Any judgments that may be received by us for pending or threatened litigation related to discontinued operations may not have a direct affect on our assets as management does not intend to satisfy such claims with the assets of our operating companies. Management believes that all amounts estimated and recorded as contingent liabilities approximate the amount of liabilities that could be owed to parties in the form of settlement or in a judgment. Any settlements that might occur below amounts accrued would result in a favorable impact to our earnings and working capital.


Results of Operations

     Three and Six Month Period Ended June 30, 2005 and 2004
     -------------------------------------------------------

The following discussions are based on the consolidated financial statements for the three and six month periods ended June 30, 2005 and 2004 for Pacific WebWorks, Intellipay, TradeWorks Marketing, Fundworks and the discontinued operations of World Commerce Network, LLC, a non-operating company. The following discussions should be read in conjunction with the financial statements, and notes thereto, included with this prospectus starting on page 34.

Comparison of 2004 and 2005 Three and Six Month Period Operations
-----------------------------------------------------------------


                   Six months     Six months     Three months   Three months
                   ended          ended          ended          ended
                   June 30, 2004  June 30, 2005  June 30, 2004  June 30, 2005
                   -------------- -------------- -------------- --------------
Revenues, net      $   1,571,688  $   1,848,403  $     945,762  $     984,022

Cost of sales            573,277        517,398        336,750        308,564

Gross profit             998,411      1,331,006        609,012        675,458

Total operating
 expenses              1,442,990      1,707,633        832,341        912,478

Net loss from
 operations             (444,579)      (376,628)      (223,329)      (237,020)

Total other
 income (expense)          3,321          3,260            794         (4,348)

Net earnings (loss)     (441,258)      (373,368)      (222,535)      (241,368)

Net earnings (loss)
per share           $      (0.02) $       (0.01) $       (0.01) $       (0.01)

We recognize hosting, maintenance, transaction and processing fees in the period in which fees are fixed or determinable and the related products or services are provided to the user. Revenues from up-front fees from customers are recorded on the balance sheets as deferred revenues and are recognized over the period services are performed. Fees for the set-up of merchant accounts are deferred and recognized as services are delivered, which is generally two months. Training and design revenues are recognized as the related services are performed.

Even with the deferral of a significant amount of our sales, our revenues increased by 17.6% for the 2005 six month period compared to the 2004 six month period. Revenues increased 4.0% for the three month period ended June 30, 2005 (the "2005 second quarter") compared to the three month period ended June 30, 2004 (the "2004 second quarter"). These increases in the 2005 periods were primarily the result of sales and training events conducted by our subsidiary, TradeWorks Marketing.

Cost of sales include fulfillment, customer service, certain royalties and commissions, amortization of purchased customer portfolios, service personnel, telecommunications and data center costs. Cost of sales for the 2005 periods were approximately 30% of net revenues compared to approximately 35% of net revenues for the 2004 periods. As a result of increased revenues and decreased cost of sales, our gross profit increased 33.3% for the 2005 six month period compared to 2004 six month period and increased 10.9% for the 2005 second quarter compared to 2004 second quarter.

Total operating expenses increased 18.3% for the 2005 six month period compared to 2004 six month period and increased 9.6% for the 2005 second quarter compared to the 2004 second quarter. As a result of our new marketing approach, selling expenses increased 13.8% for the 2005 six month period compared to 2004 six month period and increased 3.3% for the 2005 second quarter compared to the 2004 second quarter. Research and development expenses increased 7.8% for the 2005 six month period compared to 2004 six month period and increased 2.3% for the 2005 second quarter compared to the 2004 second quarter. General and administrative expenses increased 30.7% for the 2005 six month period compared to 2004 six month period and increased 39.3% for the 2005 second quarter compared to the 2004 second quarter. Depreciation and amortization decreased 46.5% for the 2005 six month period compared to 2004 six month and decreased 47.3% for the 2005 second quarter compared to the 2004 second quarter.

We recorded total other income for the 2005 and 2004 six month periods and for the 2004 second quarter primarily due to interest income. We recorded total other expense in the 2005 second quarter due to miscellaneous expenses.

As a result of the above items, we recorded a net loss for both the 2005 and 2004 comparable periods.


Balance Sheet - The following chart summarizes our balance sheets at June 30, 2005.

                      Summary Balance Sheet
                      ---------------------

                                    For year ended       For the quarter ended
                                    December 31,  2004   June 30, 2005
                                    -------------------- ---------------------
                                    (Audited)            (Unaudited)

Cash and cash equivalents           $       452,983      $         596,819

Total current assets                        623,445                819,351

Total assets                              3,799,588              3,919,970

Total current liabilities                   937,125              1,213,576

Total long term liabilities                       -                200,000

Accumulated deficit                     (12,726,727)           (13,100,095)

Total stockholders equity          $      2,862,762      $       2,506,394

At June 30, 2005, our total current liabilities increased primarily due to a 45.4% increase in deferred revenue.


     Years Ended December 31, 2004 and 2003
     --------------------------------------

The following discussions are based on the consolidated financial statements for the year ended December 31, 2004 and 2003 for Pacific WebWorks, Intellipay, TradeWorks Marketing, Fundworks and the discontinued operations of World Commerce Network, LLC, a non-operating company. The financial statements for the year ended December 31, 2003 also include the accounts of Logio, Inc., a non-operating, development stage company, through the date of its sale in July 2003. The following discussions are a summary of our financial statements for the years ended December 31, 2004 and 2003 and should be read in conjunction with the financial statements, and notes thereto, included with this prospectus starting on page 34.

        Comparison of 2003 and 2004 Fiscal Year Operations
       ----------------------------------------------------


                                                 2003           2004
                                            -------------- ---------------

Revenues, net                               $   2,237,197  $    3,617,486

Cost of sales                                     541,026       1,071,241

Gross profit                                    1,696,171       2,546,245

Total operating expenses                        2,050,161       3,036,640

Loss from operations                             (353,990)       (490,395)

Other income and (expense), net                     6,086           2,068

Income taxes                                          300             300

Net income (loss) from continuing operations     (348,204)       (488,627)

Total gain on discontinued operations             274,778               -

Net earnings (loss)                               (73,426)       (488,627)

Net earnings (loss) per share               $       (0.00) $        (0.02)


Sales decreased during the first half of 2003 primarily due to steady attrition of our monthly hosting and payment processing service portfolios coupled with no significant replacement of monthly paying customers through December 31, 2003. In addition, new marketing plans and strategies implemented in the last quarter of 2003 resulted in the deferral of certain revenues until the earnings process was deemed complete. Despite the deferral of a significant amount of our 2004 sales, our sales increased by over 61.7% for the year ended 2004. Increases for

2004 were primarily the result of sales and training events conducted by our subsidiary, TradeWorks Marketing. These events focus on the sales of Pacific WebWorks and Intellipay products and the training necessary to properly utilize these products.

Cost of sales increased 98% for 2004 primarily as a result of our new marketing strategy and related increases in reseller fees and commissions. In spite of our increased cost of sales, our gross profit increased 50% for 2004 compared to 2003.

Total operating expenses increased 48.1% from 2003 to 2004. Selling expenses for 2004 more than doubled from 2003, research and development expenses increased 46.7%, and general and administrative expenses increased 2.4%. However, depreciation and amortization decreased 44.9% and we did not record any compensation expense related to options and warrants in 2004. The 2003 compensation expenses related to warrants granted to consultants in 2001 and 2002, that expired through May 2004. The compensation expense represents the fair market value of the warrants, estimated on the date of grant.

Net other income for 2003 and 2004 was primarily related to interest income earned on certificates of deposit.

Our financial statements for 2003 include the accounts of Logio, Inc., our former non-operating subsidiary, as discontinued operations through the date of its sale on June 27, 2003. We sold all of the shares we held in Logio for $50,000 cash and the purchasers' assumption of Logio's current liabilities. This disposal resulted in the realization of $274,778 in gain from the sale of discontinued operations, which was realized during the second quarter 2003.


As a result of the above items, our net loss increased for 2004 and we recorded a net loss per share of $0.02 for 2004 and $0 for 2003.

                            MANAGEMENT

Directors and Executive Officers

The directors and executive officers of Pacific WebWorks are listed below, with their respective ages, positions and biographical information. Our articles of incorporation provide for a board of directors consisting of at least three, but no more than nine persons. As of the date of this prospectus we have one vacancy on our board of directors. Our directors serve until our next annual meeting or until each is succeeded by a qualified director. Our executive officers are chosen by our board of directors and serve at its discretion. R. Brett Bell is the son of Kenneth W. Bell.

Name                      Age    Position Held                  Director since
-----------------------   ----   ----------------------------   --------------

Christian R. Larsen       31     President and Director         April 1999
Kenneth W. Bell           55     Chairman of the Board,         January 2001
                                 Chief Executive Officer,
                                 Treasurer, and Director
R. Brett Bell             29     Secretary and Controller


Christian R. Larsen - Mr. Larsen currently serves as our President and he served as our Chief Executive Officer from April 1999 through January 2001. Prior to 1999 he served as Chief Operating Officer of Pacific WebWorks and as a consultant for Utah WebWorks. He has over eight years experience providing computer consulting and business management services.

Kenneth W. Bell -  On April 14, 2004, our board of directors appointed Kenneth
W. Bell as Chairman of the Board. On July 15, 2004, our board of directors appointed him to serve in the capacity of Treasurer.
He has served as our Chief Executive Officer since January 2001. Prior to that time Mr. Bell was President and Chief Executive Officer of Logio, Inc.
He formerly served as President and Chief Financial Officer of Kelmarc Corporation, a financial and management advisory company. He has over thirty years experience in a variety of finance and management positions, including employment for fifteen years in the commercial banking industry in Utah and California. Mr. Bell received a bachelors degree from Brigham Young University in 1972.

R. Brett Bell - On April 14, 2004 our board of directors appointed Robert Brett Bell as Secretary of the company. He has been employed as a controller for Pacific WebWorks since 2001. Prior to becoming a controller for Pacific WebWorks, he held positions in Investor Relations and Accounting with Logio, Inc. from 1998 to 2001. He studied Economics and Finance at the University of Utah.


                      EXECUTIVE COMPENSATION

The following table shows the compensation paid to our named executive officers in all capacities during the past three fiscal years.


                    SUMMARY COMPENSATION TABLE

                                                        Long Term Compensation
                                  Annual Compensation   ----------------------
Name and principal               ---------------------- Securities underlying
position              Year       Salary ($)   Bonus ($) options/SARs (#)
--------------------  --------  ------------ ---------- ----------------------

Christian R. Larsen    2004      $   70,396  $   5,000      250,000
President              2003          67,896      4,000      275,000
                       2002          20,708      2,500       50,000

Kenneth W. Bell        2004      $   94,250  $   5,000      250,000
CEO, Treasurer         2003          90,917      4,000      300,000
                       2002          81,708      2,500       50,000

R. Brett Bell          2004      $   58,458  $   2,000      175,000
Secretary              2003          52,107      1,500      100,000
Controller             2002          44,657          0       35,000



           OPTION/SAR GRANTS IN LAST FISCAL YEAR (2004)

                        Individual Grants
                         ----------------
                                        Percent of
                     Number of          total
                     securities         Options/SAR's
                     underlying         granted to     Exercise or
                     Options/SAR's      employees in   base price   Expiration
Name                 granted (#)(1)     fiscal year    ($/sh)       date
------               ----------------   ------------   -----------  ----------
Christian R. Larsen     250,000          15.3%            0.07      10/20/09
Kenneth W. Bell         250,000          15.3%            0.07      10/20/09
R. Brett Bell           175,000          10.7%            0.07      10/20/09


    (1) One half of the options granted vest six months after the date of grant and the remaining half of the options granted vest after twelve months.


Employment Contracts

On April 1, 2004 we entered into employment agreements with Kenneth W. Bell and Christian R. Larsen. Mr. Bell was employed as the Chief Executive Officer of Pacific WebWorks with a salary of $96,000 a year and will devote 80% of his working time to the business of the company. Mr. Larsen was employed as the President of Pacific WebWorks with a salary of $72,000 per year and will devote 100% of his working time to the business of the company. The remaining material terms of the employment agreements are identical.

The employment agreements terminate on March 31, 2006. Each year the salary shall be increased at a rate determined by the board of directors or in the amount of 6%. Each executive is entitled to yearly bonuses as determined by the board of directors, along with health and medical insurance and four weeks vacation time. Each executive agreed not to disclose company confidential information to third parties. If the executive resigns his position, he will be entitled to compensation for services rendered only. The company may terminate his employment for cause; but if his employment is terminated other than for cause, then he will receive a lump sum payment of his salary and incentive compensation within 30 days of the termination. Upon termination each executive shall have continued coverage under the insured employee benefit plan. Each executive promised to not release any proprietary information about the company for a period of two years after his termination of employment.

In the event the executive's employment is terminated due to a change in control of the company, as defined in the agreement, then he will receive two times the average sum of amounts paid to him for salary, bonus and profit sharing for the five fiscal years immediately preceding the date of change in control. If the executive suffers disability while employed, then he is entitled to a portion of his salary for an 18 month period. If he dies during his employment, then the company will pay one year's salary and incentives to his estate. Each executive is entitled to request by written notice that any shares he holds be registered, subject to itemized limitations in the employment agreement, when the company files certain registration statements.

Compensation of Directors

We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments. Under our 2001 Equity Incentive Plan, an independent director is eligible to receive 5,000 shares of our common stock or options to acquire our common stock each year in which they serve as a member of our board of directors and 10,000 options upon joining our board of directors. At this time we do not have any independent directors.

                   CERTAIN RELATED TRANSACTIONS

We have not engaged in any transactions in excess of $60,000 during the past two years involving our executive officers, directors, 5% or more stockholders or immediate family members of such persons.


                      PRINCIPAL STOCKHOLDERS

The following table lists the beneficial ownership of our outstanding common stock by our management and each person or group known to us to own beneficially more than 5% of our outstanding common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Based on these rules, two or more persons may be deemed to be the beneficial owners of the same securities. Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to the shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 35,018,395 shares of common stock outstanding as of August 26, 2005, plus any shares which each of the following persons may acquire within 60 days by the exercise of rights, warrants and/or options.



                            MANAGEMENT

Name and Address of          Number of Shares of                  Percentage
Beneficial Owners            Common Stock           Options (1)   of Class
--------------------------   --------------------   -----------   -----------
Christian R. Larsen                 878,000 (2)        900,000       5.0%
180 South 300 West,
 Suite 400
Salt Lake City, Utah 84101

Kenneth W. Bell                     217,311 (3)      1,237,878        4.0%
180 South 300 West,
Suite 400
Salt Lake City, Utah 84101

R. Brett Bell                             0            347,273    Less than 1%
180 South 300 West,
Suite 400
Salt Lake City, Utah 84101

All executive officers and        1,095,311          2,485,151        9.6%
directors as a group

    (1)    Represents options exercisable within the next 60 days.
    (2) Represents 878,000 shares held by Net Strategic Investments LLC of which Mr. Larsen is an affiliate.
    (3)    Represents shares owned jointly with his spouse.

                   DESCRIPTION OF COMMON STOCK

COMMON STOCK

Our Articles of Incorporation, as amended, authorize 50,000,000 shares of common stock. Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for actions to be taken by stockholders. Directors are elected by a majority vote and the holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. Holders of common stock are entitled to receive dividends out of funds legally available if, and when, declared by our Board of Directors and to participate pro rata in any distribution of assets available for distribution upon liquidation of Pacific WebWorks. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

STOCK OPTIONS

We have reserved shares of common stock for issuance to key employees, officers, directors and consultants upon the exercise of options available for grant under our Pacific WebWorks, Inc. 2001 Incentive Equity Plan. The grant of an option under the plan entitles the grantee to purchase shares of common stock at an exercise price established by our board of directors. As of December 31, 2004, we have granted 4,912,151 options under the plan.

TRANSFER AGENT

Our transfer agent is Standard Registrar Company, located in Draper, Utah.

SHARES ELIGIBLE FOR FUTURE SALE

At August 26, 2005, we had warrants outstanding to purchase 3,083,335 shares of common stock. Assuming the exercise of all of the warrants, we would have 38,101,730 shares of common stock outstanding. Of those shares, approximately 12,923,338 could be immediately resold pursuant to this prospectus. Sales of substantial amounts of common stock in the public market could adversely affect the prevailing market prices of our common stock.

SELLING STOCKHOLDERS

The following table identifies the selling stockholders under this prospectus and identifies their relationship to Pacific WebWorks during the past three years. The table also lists the number of shares of common stock owned by each selling stockholder prior to the offering, the estimated number of shares to be offered for the selling stockholder's account and the estimated number of shares and percentage of outstanding shares to be owned by each selling stockholder after the completion of the offering. The information as to ownership prior to the offering is based upon our records; however, the selling stockholders may have sold, transferred or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act since the date of our records.

Since the selling stockholders may sell all, a portion, or none of their shares from time to time, no firm estimate can be made of the aggregate number of shares that will be owned by each selling stockholder upon completion of the offering. Accordingly, the ownership amount and percentage after the offering assumes the sale of all of the registered shares by the selling stockholders.

As used in this prospectus "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received form the named selling stockholders as a gift, pledge, distribution or other non-sale related transfer.





--------------------------------------------------------------------------------------
                                                                       Securities
                               Securities owned prior   Number of      owned after
                                    to offering         shares being    offering
Name and relationship             Shares     Warrants   registered(1) Shares Percent
----------------------------   ------------ ----------- ------------- ------- --------

Broad Investment Partners (2)
Investor                         1,715,000            0    1,715,000      0       0
--------------------------------------------------------------------------------------
Chesapeake Group, Inc. (3)
Investor relations firm                  0    1,000,000    1,000,000      0       0
--------------------------------------------------------------------------------------
Compass Equity Partners, LLC (4)
Investor                         1,666,667      833,334    2,500,001      0       0
--------------------------------------------------------------------------------------
Empire Fund Managers (5)
Investor                         1,666,667      833,334    2,500,001      0       0
--------------------------------------------------------------------------------------
First Equity Holdings Corp.(6)
Investor                         1,416,669      416,667    1,833,336      0       0
--------------------------------------------------------------------------------------
Liberty Partners (7)
Investor                         1,700,000            0    1,700,000      0       0
--------------------------------------------------------------------------------------
Niki Group (8)
Investor                         1,715,000            0    1,715,000      0       0
--------------------------------------------------------------------------------------

     Total                       9,880,003    3,083,335   12,963,338      0       0
--------------------------------------------------------------------------------------

    (1)  Includes shares issuable upon exercise of warrants.
 (2) As provided by Broad Investment Partners, Franklin J. Plott has power to vote and dispose of the securities.
    (3) As provided by Chesapeake Group, Inc., Kevin Holmes has power to vote and dispose of the securities.
    (4) As provided by Compass Equity Partners, LLC, Donald R. Mayer has power to vote and dispose of the securities.
    (5) As provided by Empire Fund Managers, Linda L. Perry has power to vote and dispose of the securities.
    (6) As provided by First Equity Holdings Corp., John Clayton has power to vote and dispose of the securities.
    (7) As provided by Liberty Partners, John W. Peters has power to vote and dispose of the securities.
    (8) As provided by Niki Group, Kent May has power to vote and dispose of the securities.


TRANSACTIONS RELATED TO THE SELLING STOCKHOLDERS

Unit Purchase Agreement

On July 1, 2005, Pacific WebWorks entered into a Unit Purchase Agreement with three accredited investors, Compass Equity Partners, LLC, Empire Fund Managers LLC, and First Equity Holdings Corp. Under this agreement we sold 4,166,670 units at a unit price of $0.06. Each unit consisted of one share of common stock and one warrant to purchase one additional share of common stock at a specified price. One half of the warrants had an exercise price of $0.12 per share and one half had an exercise price of $0.17 per share. The warrants were immediately exercisable and will expire one year from the effective date of a registration statement to be filed registering the unit shares. The units were granted registration rights, described in more detail below.

Compass Equity Partners, LLC and Empire Fund Managers LLC each purchased 1,666,667 units and were granted warrants to purchase 833,334 shares at $0.12 per share and warrants to purchase 833,334 shares at $0.17 per share. First Equity Holdings Corp purchased 833,334 units and was granted warrants to purchase 416,667 shares at $0.12 per share and warrants to purchase 416,667 shares at $0.17 per share. In August 2005 an aggregate of 2,083,333 warrants were exercised at $0.12 by the unit purchasers and warrant holders.

The purchase agreement requires that an investor cannot acquire an amount of shares of common stock that will result in that investor owning more than 4.99% of our then issued and outstanding common stock.

The unit purchase agreement will terminate on the date that all the shares are sold, the date that the shares may be sold under the provision of Rule 144, without volume limitation, or five years after the closing date.

The warrants are subject to a "call" provision. In the event the closing bid price of the common stock is greater than $5.00 per share for 10 consecutive trading days, then we have the right to call the warrant in whole or part within 10 trading days after the 10 consecutive trading days.

The registration rights agreement required that we file a registration statement to register the shares and the underlying shares of the warrants on or prior to August 31, 2005. We must use our best efforts to have the registration statement effective on or before October 31, 2005. If we fail to file the registration statement by the August deadline and/or it is not effective by the October deadline, then we are obligated to pay liquidated damages of 5% of the purchase price of the securities to be registered for every 30-day period until the registration statement is filed or declared effective. We also must file amendments as necessary to maintain the registration statement until all of the shares have been sold by the investors or their assigns. The registration rights agreement terminates when all of the shares have been registered, they can be sold without registration pursuant to Rule 144 or five years from the issuance of the registered shares.

Investor Relations Agreement

On July 1, 2005, we entered into a consulting agreement with Chesapeake Group, Inc. (the "Chesapeake Group"). Chesapeake Group will provide consulting services regarding all phases of our investor relations with broker or dealers and the investing public in consideration for warrants to purchase 1,000,000 shares. Chesapeake Group agreed to provide consultation in the areas of our marketing to investors, advising us on securing nationwide interest in our securities, assist us with conference calls and road shows and help us with the preparation and dissemination of press releases and news announcements. The consulting agreement may be terminated by either party with a 90-day written notice. We granted registration rights for the underlying shares to Chesapeake Group and are registering the underlying shares in this registration statement.

Private Transactions

In December 2004 we sold our common stock to accredited investors to raise funds for operations. On December 1, 2004, we sold 1,215,000 shares of common stock to Niki Group for $85,050. Niki Group acquired warrants to purchase 500,000 shares at $0.12 per share from the unit purchasers and exercised those warrants in August of 2005. On December 20, 2004, we sold 1,215,000 shares of common stock to Broad Investment Partners for $85,050. Broad Investment Partners acquired warrants to purchase 500,000 shares at $0.12 per share from the unit purchasers and exercised those warrants in August of
2005. On December 22, 2004, we sold 1,200,000 shares of common stock to Liberty Partners for $79,200. Liberty Partners acquired warrants to purchase 500,000 shares at $0.12 per share from the unit purchasers and
exercised those warrants in August of 2005.   We are registering these
investors' shares in this registration statement.


                      PLAN OF DISTRIBUTION

We are registering these shares for the benefit of the selling stockholders, but the registration of these shares does not necessarily mean that any of them will be offered or sold by the selling stockholders. Except in the case of the initiation of the call provision related to the warrants, the selling stockholders will have absolute discretion as to when and if the registered shares will be sold, and the manner and timing of sales of the shares. They may sell all or a portion of the shares through public or private transactions, on or off established markets, or in negotiated transactions or otherwise. We will not use the services of underwriters or dealers in connection with the sale of the shares registered under this prospectus.

The shares may be sold by the selling stockholders either directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares may be sold may include:
..    a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
..    purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;
..    ordinary brokerage transactions and transactions in which the broker solicits purchasers;
..    privately negotiated transactions; and
..    any other method permitted by law.

The sale price to the public may be:   the market price prevailing at the time
of sale;
..    a price related to the prevailing market price;
..    at negotiated prices; or
..    any other price as the selling stockholders determine from time to time.

The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares by the selling stockholders and any commissions received by any broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. Since the selling stockholders may be deemed to be "underwriters" they will be subject to the prospectus delivery requirements of the Securities Act.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated under it, including, without limitation, Regulation M. Regulation M restricts certain activities of the selling stockholders and may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person. Also, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of a distribution. All of these limitations may affect the marketability of our shares and the ability of any person or entity to engage in market-making activities with respect to our shares.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. These broker-dealers may also receive compensation from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as a principal. This compensation might be in excess of customary commissions as to a particular broker-dealer. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

In the event a block trade or other special offering of these shares is arranged, then we will distribute a prospectus supplement, if required, that will identify the name of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and as well as any other required information.

Some states securities laws may require the shares be sold only through registered or licensed brokers or dealers. In addition, in some states, these shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from the registration or qualification requirement of that state is available and is complied with.


                        OTHER INFORMATION

INTEREST OF NAMED EXPERTS AND COUNSEL

We are not aware of any expert or legal counsel named in this prospectus who will receive a direct or indirect substantial interest in the offering. Our financial statements for the year ended December 31, 2004 and 2003 were audited by Chisholm, Bierwolf & Nilson LLC, Certified Public Accountants. We have included the financial statements in this prospectus in reliance on the reports provided by Chisholm, Bierwolf & Nilson, LLC given on their authority as experts in accounting and auditing. Cindy Shy, P.C. has provided an opinion regarding the validity of the shares to be registered.


SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling Pacific WebWorks, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

ADDITIONAL INFORMATION

This prospectus does not contain all of the information in or attached as an exhibit to the registration statement. Investors should refer to the exhibits to the registration statement for the complete text. The registration statement and its exhibits may be inspected at the office of the SEC without charge. A copy of the registration statement, any post-effective amendment and exhibits may be accessed through the SEC's EDGAR database located at the SEC's web site at http://www.sec.gov. Other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Additional updating information with respect to the securities covered by this prospectus may be provided to purchasers in the future by means of amendments to this prospectus.

In addition, the information incorporated by reference is available to you without charge upon your written or oral request. Pacific WebWorks agrees to respond to your requests for the additional information within one business day of receipt of the request. Pacific WebWorks will send the copies of the document by first class mail or other equally prompt means. You must address your request to:

                        Investor Relations
                      Pacific WebWorks, Inc.
                  180 South 300 West, Suite 400
                    Salt Lake City, Utah 84101


          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

In our current report dated February 9, 2004, we reported that our independent auditors, Chisholm & Associates, Certified Public Accountants, resigned as our independent auditors and we engaged Chisholm, Bierwolf & Nilson,

LLC to serve as our independent auditors.





                       FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

For the Three and Six Month Periods Ended June 30, 2005 and 2004
     Consolidated Balance Sheets......................................... 34
     Consolidated Statements of Operations............................... 35
     Consolidated Statements of Cash Flows............................... 36
     Notes to the Consolidated Financial Statements................... 37-46

For the Years Ended December 31, 2004 and 2003
     Auditors' Report.................................................... 47
     Consolidated Balance Sheets......................................... 48
     Consolidated Statements of Operations............................... 49
     Consolidated Statements of Stockholders' Equity..................... 50
     Consolidated Statements of Cash Flows............................... 51
     Notes to the Consolidated Financial Statements................... 52-66

             Pacific WebWorks, Inc. and Subsidiaries
                   CONSOLIDATED BALANCE SHEETS


                              ASSETS


                                                    December 31,   June 30,
                                                        2004         2005
                                                   ------------- -------------
                                                                  (Unaudited)
CURRENT ASSETS
  Cash and cash equivalents                        $    452,983  $    596,819
  Receivables
    Trade, less allowance for doubtful
    receivables of $127,000 in 2004 and
    $306,000 in 2005                                     96,260       164,760
  Prepaid expenses                                       74,502        57,772
                                                   ------------- -------------
     Total current assets                               623,745       819,351

PROPERTY AND EQUIPMENT, NET AT COST                      70,382        58,824

OTHER ASSETS
  Restricted Cash                                       136,519        81,704
  Goodwill                                            2,946,253     2,946,253
  Other, net                                             22,989        13,839
                                                   ------------- -------------

     Total other assets                               3,105,761     3,100,619
                                                   ------------- -------------

                                                   $  3,799,888  $  3,919,970
                                                   ============= =============

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

  Accounts payable                                 $     89,165  $    177,641
  Accrued liabilities                                   181,109       173,189
  Deferred revenue                                      431,578       627,473
  Net current liabilities from
    discontinued operations                             235,274       235,274
                                                   ------------- -------------

     Total current liabilities                          937,126     1,213,576
                                                   ------------- -------------

CONVERTIBLE NOTES PAYABLE                                     -       200,000

STOCKHOLDERS' EQUITY

  Common stock - par value $0.001; authorized
   50,000,000; issued and outstanding 28,517,622
   in 2004 and 28,767,622 in 2005                        28,518        28,768
  Additional paid-in capital                         15,560,971    15,577,720
  Accumulated deficit                               (12,726,727)  (13,100,095)
                                                   ------------- -------------
     Total stockholders' equity                       2,862,762     2,506,394
                                                   ------------- -------------
                                                   $  3,799,888  $  3,919,970
                                                   ============= =============


 The accompanying notes are an integral part of these statements.



                 Pacific WebWorks, Inc. and Subsidiaries
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                               (Unaudited)


                                             Six months ended         Three months ended
                                                  June 30,                   June 30,
                                              2004          2005        2004          2005
                                         ------------ ------------- ------------ -------------
Revenues, net
  Software, access and license fees      $   247,456  $    376,987  $   150,576  $    151,413
  Hosting, gateway and maintenance fees      674,988       829,092      343,353       421,729
  Training and education                     310,872       226,338      225,637       111,872
  Merchant accounts, design and other        338,373       415,985      140,962       299,009
                                         ------------ ------------- ------------ -------------
                                           1,571,688     1,848,403      945,762       984,022

Cost of sales                                573,277       517,398      336,750       308,564
                                         ------------ ------------- ------------ -------------

       Gross profit                          998,411     1,331,006      609,012       675,458

Selling expenses                             766,931       872,675      495,950       479,425
Research and development                     116,550       125,687       62,116        63,550
General and administrative                   530,705       693,857      259,822       361,880
Depreciation and amortization                 28,805        15,414       14,454         7,623
                                         ------------ ------------- ------------ -------------

       Total operating expenses            1,442,990     1,707,633      832,341       912,478
                                         ------------ ------------- ------------ -------------

Net loss from operations                    (444,579)     (376,628)    (223,329)     (237,020)
                                         ------------ ------------- ------------ -------------
Other income (expense)
  Interest income                              2,148         4,326          958         2,762
  Other income, net                            1,173        (1,066)        (164)       (7,110)
                                         ------------ ------------- ------------ -------------
                                               3,321         3,260          794        (4,348)
                                         ------------ ------------- ------------ -------------
       Net loss from continuing
       operations before income taxes       (441,258)     (373,368)    (222,535)     (241,368)

Income taxes                                       -             -            -             -
                                         ------------ ------------- ------------ -------------
Net income (loss) from continuing
 operations                                 (441,258)     (373,368)    (222,535)     (241,368)

Discontinued operations
  Gain (loss) from operations (net of
   income tax)                                     -             -            -             -
  Gain on disposal (net of income tax)             -             -            -             -
                                         ------------ ------------- ------------ -------------
       Total gain (loss) from
       discontinued operations                     -             -            -             -
                                        ------------ ------------- ------------ -------------

NET EARNINGS (LOSS)                      $  (441,258) $   (373,368) $  (222,535) $   (241,368)
                                         ============ ============= ============ =============
Net earnings (loss) per common share -
basic and diluted
   Net income (loss) from continuing
     operations                          $     (0.02) $      (0.01) $     (0.01) $      (0.01)
   Gain (loss) from discontinued
     operations                                    -             -            -             -
                                         ------------ ------------- ------------ -------------
   Net earnings (loss)                   $     (0.02) $      (0.01) $     (0.01) $      (0.01)
                                         ============ ============= ============ =============
Weighted-average number of shares
outstanding -   Basic and diluted         24,587,622    28,607,125   24,587,622    28,695,644
                                         ============ ============= ============ =============




     The accompanying notes are an integral part of these statements.

                                   -35-




                 Pacific WebWorks, Inc. and Subsidiaries
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Unaudited)



                                                                             For the
                                                                           six months
                                                                          ended June 30,
                                                                        2004          2005
                                                                  --------------- --------------
Increase (decrease) in cash and cash equivalents
 Cash flows from operating activities
    Net loss                                                      $     (441,258) $    (373,368)
    Less: Loss (gain) from discontinued operations (net of taxes)              -              -
                                                                  --------------- --------------
      Loss from continuing operations                                   (441,258)      (373,368)
    Adjustments to reconcile net loss to net
    cash used in operating activities
      Depreciation & amortization                                         28,805         15,414
      Bad debt expense                                                   153,965        306,070
      Loss on sale or abandonment of property and equipment                    -              -
    Changes in assets and liabilities
      Receivables                                                       (230,369)      (374,570)
      Prepaid expenses and other assets                                   28,737         40,880
      Accounts payable and accrued liabilities                            37,849         80,556
      Deferred revenue                                                   405,383        195,895
                                                                  --------------- --------------

      Total adjustments                                                  424,369        264,245

      Net cash used in continuing operating activities                   (16,889)      (109,123)
                                                                  --------------- --------------
 Cash flows from investing activities
    Purchases of property and equipment                                  (10,032)        (3,856)
    Purchase of certificate of deposit                                         -              -
    Cash on reserve with bank                                            (47,203)        54,815
    Proceeds from sale of discontinued operations                              -              -
                                                                  --------------- --------------

      Net cash provided by (used in) investing activities                (57,235)        50,959
                                                                  --------------- --------------
 Cash flows from financing activities
    Proceeds from convertible notes payable                                    -        200,000

                                                                  --------------- --------------

      Net cash used in financing activities                                    -        200,000
                                                                  --------------- --------------

      Net cash provided by (used in) continuing operations               (74,123)       141,836
      Net cash used in discontinued operations                                 -              -
                                                                  --------------- --------------

      Net increase (decrease) in cash and cash equivalents               (74,123)       141,836

Cash and cash equivalents at beginning of period                         500,712        452,983
                                                                  --------------- --------------

Cash and cash equivalents at end of period                        $      426,589  $     594,819
                                                                  =============== ==============
Supplemental disclosures of cash flow information:
   Cash paid for interest                                         $            -  $           -
   Cash paid for income taxes                                                  -              -
Non-cash financing activities:
   Stock issued for insurance services                            $            -  $      15,000
   Stock issued for customer portfolio and technology                          -         17,000



     The accompanying notes are an integral part of these statements.


                                   -36-


             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2005
                           (Unaudited)


NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION

The Company
-----------
Pacific WebWorks, Inc. and its subsidiaries, engage in the development and distribution of web tools software, electronic business storefront hosting, and Internet payment systems for individuals and small to mid-sized businesses.

Basis of Presentation
----------------------
The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for form 10-QSB of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting standards have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying interim consolidated financial information reflects all adjustments (consisting of normal recurring adjustments), which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. These financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB as of and for the year ended December 31, 2004. The results of operations for the three months ended June 30, 2005 may not be indicative of the results that may be expected for the fiscal year ended December 31, 2005. Certain prior period balances have been reclassified to conform with current period presentation.

The accompanying condensed consolidated financial statements include the accounts of Pacific WebWorks, Inc. and its wholly owned subsidiaries, Intellipay, Inc., TradeWorks Marketing, Inc., FundWorks, Inc., and World Commerce Network, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation. The operations of World Commerce Network, LLC have been discontinued.

Use of Estimates
----------------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates used in preparing the financial statements are reasonable and prudent; however, actual results could differ from these estimates.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2005
                            (Unaudited)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION - CONTINUED

Revenue Recognition - Continued
-------------------------------
The Company recognizes revenue in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements" and its revisions in SAB No. 104. SAB 101 and 104 clarify application of generally accepted accounting principles related to revenue transactions. The Company also follows American Institue of Certified Public Accountants Statement of Position ("SOP") 97-2, as amended by SOP 98-9. In the third quarter 2003, the company adopted EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables ("EITF Issue No. 00-21").

The Company recognizes revenues when all of the following criteria are met:
(1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectibility is reasonably assured.

In an arrangement with multiple deliverables, the delivered item(s) are be considered a separate unit of accounting if all of the following criteria are met: (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s), and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor. If all the conditions above are met and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on their relative fair values.

Revenues from up-front fees are deferred and recognized over the period services are performed ranging from eight months to one year. Fees for the set-up of merchant accounts are deferred and recognized as services are completed (which is generally two months). Revenues from monthly hosting, maintenance, transaction and processing fees are recorded when earned. Operating lease revenues for merchant accounts and software are recorded as they become due from customers.

Stock Based Compensation
------------------------
The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123 as amended by SFAS
No. 148, Accounting for Stock-Based Compensation   Transition and Disclosure,
an amendment of FASB Statement No. 123. For each option granted, the Company calculated the minimum fair value on the date of the grant using the using the Black-Scholes option-pricing model as prescribed by SFAS No. 123.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2005
                            (Unaudited)

NOTE 3 - STOCK-BASED COMPENSATION (CONTINUED)

Stock Based Compensation - Continued
------------------------------------
If the fair value based method had been applied in measuring stock-based compensation expense, the pro forma effect on net earnings (loss) and net earnings (loss) per share would have been as follows:



                                 Six Months Ended       Three Months Ended
                                     June 30,               June 30,
                                 2004         2005          2004       2005
                           ------------ ------------ ------------ ------------
Net income (loss),
as reported                $  (441,258) $  (373,368) $  (222,535) $  (241,368)

 Deduct: Total stock-based
 charges determined under
 fair value-based method      (156,820)    (395,540)     (78,410)    (252,454)

Pro forma net earnings
(loss)                     $  (598,078) $     (0.01) $  (300,945) $     (0.01)

Net earnings (loss) per
share basic and diluted,
as reported                $     (0.02) $     (0.01) $     (0.01) $     (0.01)

Net earnings (loss) per
share basic and diluted,
pro forma                  $     (0.02) $     (0.01) $     (0.01) $     (0.01)


Earnings (loss) Per Share
-------------------------
The computation of net earnings (loss) per share of common stock is based on the weighted average number of shares outstanding during each period presented. The Company utilizes the treasury stock method to calculate diluted earnings (loss) per share. Potentially issuable common shares totaling 4,507,302 related to options were excluded from the calculation of diluted loss per share for the three months ended June 30, 2004 because their effects were anti-dilutive. Potentially issuable common shares totaling 4,747,151 related to options were excluded from the calculation of diluted loss per share for the three months ended June 30, 2005 because their effects were anti-dilutive.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2005
                            (Unaudited)

NOTE 2 - OPERATING LEASE REVENUES

During quarter and six months ended June 30, 2005, certain customers of TradeWorks entered into operating lease agreements that were assigned to FundWorks to purchase e-commerce software and merchant accounts over 24 to 36 months for $59.95 per month. The leases are non-cancelable and related revenue is recorded monthly as earned.

Future annual minimum lease receipts for FundWorks operating leases as of June 30, 2005 are as follows:

                                                   Through
                                                   June 30,
                                                  ----------
                           2006                   $  234,000
                           2007                      207,000
                           2008                       62,000
                           Thereafter                      -
                                                  ----------
                                                  $  503,000
                                                  ==========

Collectability of future minimum lease receipts cannot be assured as the customers placed in operating leases are of a higher credit risk. TradeWorks also enters into factoring arrangements for certain sales of e-commerce software and merchant accounts to an outside leasing company with recourse. Estimated recourse amounts are reduced from the amount funded to the company and netted against sales for reporting purposes as they are not considered realizable.

NOTE 3 - CONVERTIBLE NOTES PAYABLE

On June 28, 2005, the Company entered into a Promissory Note agreement with a limited liability company for $100,000. The note bears interest at 8% per annum, is due in full including principal and interest on December 31, 2006. The note is collateralized by the Company's business assets. The note is convertible into the Company's common stock at a price of $0.06 per share which represents the fair market value of the stock on the date of note issuance.

On June 30, 2005, the Company entered into an additional Promissory Note agreement with a limited liability company for $100,000. The note bears interest at 8% per annum, is due in full including principal and interest on December 31, 2006. The note is collateralized by the Company's business assets. The note is convertible into the Company's common stock at a price of $0.06 per share which represents the fair market value of the stock on the date of note issuance.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2005
                            (Unaudited)


NOTE 4 - STOCKHOLDERS' EQUITY

Stock Issuance
--------------
During the six months ended June 30, 2005, the Company issued 20,000 shares of its common stock to purchase a portfolio of recurring service customers and related technology valued at $2,000.

During the three months ended June 30, 2005, the Company issued 250,000 shares of its common stock for payment of $17,000 related to insurance premiums.

Equity Incentive Plan
---------------------
On March 8, 2001, the Board of Directors adopted the Pacific WebWorks, Inc. 2001 Equity Incentive Plan (the Plan). The Plan allows for the granting of awards in the form of stock options, stock appreciation rights or restricted shares to employees, independent directors and certain consultants. The Company may grant awards representing up to 7,500,000 shares of the Company's common stock under the Plan. The Plan has not been approved by the Company's shareholders as of June 30, 2005.

As of June 30, 2004, a total of 4,507,302 options at exercise prices ranging from $0.14 to $2.00 per share were outstanding, and exercisable at prices ranging from $0.30 to $0.90 per share. As of June 30, 2004, a total of 3,502,302 options were exercisable at exercise prices ranging from $0.14 to $2.00 per share. As of June 30, 2005, a total of 4,757,151 options were outstanding at exercise prices ranging from $0.07 to $1.75 per share. As of June 30, 2005, a total of 4,032,151 options were exercisable at exercise prices ranging from $0.07 to $1.75 per share. Options expire through April 2011.

No options were granted during the three or six months ended June 30, 2004. Options to purchase 50,000 shares of the Company's common stock were granted during the three months ended June 30, 2005 at an exercise price of $0.10 per share. These options vest through April 2006 and expire in April 2010.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2005
                            (Unaudited)


NOTE 5 - DISCONTINUED OPERATIONS

The following includes the net current liabilities for the Company's discontinued operations as of December 31, 2004 and March 31, 2005:

                                            World
                                            Commerce
                                            Network, LLC
                                            ------------
ASSETS
Current assets                              $         -
Long-term assets                                      -
                                            ------------
  Total assets                              $         -
                                            ============
LIABILITIES
Payables past due                                64,010
Accrued liabilities                             171,264
                                            ------------
  Total current liabilities                 $   235,274
                                            ============

Net current liabilities                     $   235,274
                                            ============


Discontinued subsidiary -  World Commerce Network, LLC
------------------------------------------------------
In July 2002, the Board of Directors of Pacific WebWorks, Inc. resolved to discontinue World Commerce Network, LLC. Negotiations and settlements of World Commerce liabilities are currently underway as the LLC is phasing out its related operations. World Commerce Network became a consolidated entity with the Company in March 2000.

Pending litigation
------------------
In September 2002, World Commerce Network, LLC received a complaint from a leasing company for recourse obligations funded for customer leases during 2000 for seminar related activities. The agreement between World Commerce Network and the leasing company provides for recourse on leases in which customers have not made first payment. Estimated recourse obligations for World Commerce Network approximate $95,000 at March 31, 2005 and December 31, 2002 and have been recorded as an accrued liability. Management believes that the recorded liability for this matter is sufficient to cover any resulting judgment from this claim.

In April 2001, one of World Commerce Network's former vendors filed a complaint alleging default under a certain application for credit and personal guaranty made by a former officer of the Company. The vendor seeks approximately $65,000 plus interest. The Company is defending the claim and believes the amount should be reduced based upon the vendor's performance and other disputes. The Company has filed an answer to the complaint and further
litigation is pending.   The Company has recorded amounts in the consolidated
financial statements representing its estimated

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2005
                            (Unaudited)

NOTE 5 - DISCONTINUED OPERATIONS - CONTINUED

Discontinued subsidiary - World Commerce Network, LLC - Continued
-----------------------------------------------------------------
liability for this matter. Management believes that the amount recorded is sufficient to cover the resulting liability from this complaint.


NOTE 6 - OPERATING COMMITMENTS

Operating lease in default
--------------------------
In June 2002, in conjunction with the migration of the Intellipay operations to our Salt Lake City facilities, Intellipay, Inc. defaulted on its operating lease for office space in Fremont, California. The lease agreement required payment of approximately $6,000 per month plus applicable late fees and interest through December 2003 when the lease expired.

As of March 31, 2005, Intellipay, Inc. has recorded an accrued liability of approximately $91,500 related to the months of office lease under default, less months re-leased by the property manager to others, including all interest and late fees.

Other matters
-------------
The Company is involved in other various disputes and legal claims in the normal course of business. It is not possible to state the ultimate liability, if any, in these matters. In the opinion of management, any resulting litigation will have no material effect on the financial position and results of operations of the Company in excess of amounts recorded.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2005
                           (Unaudited)


NOTE 7 - SEGMENT REPORTING

Segment reporting by business unit follows:

Six months ended      Pacific                  Trade-    Fund-   Discontinued
June 30, 2004(a)      WebWorks    Intellipay   Works     Works   Operations(b)
--------------------  ----------- ---------- ---------- -------- -------------
Revenues, net         $  487,497  $ 236,198  $  827,131 $ 20,862 $         -

Income (loss) from
continuing operations    (98,172)    45,589    (390,614)  (1,262)          -

Gain (loss) from
discontinued operations        -          -           -        -           -

Net income (loss)     $  (95,785) $  45,557  $ (389,770) $(1,262)          -
___________________________________________________

(a) Amounts include all intercompany receivables, payables, revenues and expenses prior to elimination for consolidation.
(b) Includes World Commerce Network, LLC. a non-operating, discontinued subsidiary.


Six months ended      Pacific                  Trade-    Fund-   Discontinued
June 30, 2005(a)      WebWorks    Intellipay   Works     Works   Operations(b)
--------------------  ----------- ---------- ---------- -------- -------------

Revenues, net         $  617,026  $ 259,740  $ 868,943  $102,694 $         -

Net income (loss)     $  (66,508) $  39,017  $(386,954) $ 41,307 $         -
___________________________________________________

(a) Amounts include all intercompany receivables, payables, revenues and expenses prior to elimination for consolidation.
(b) Includes World Commerce Network, LLC. a non-operating, discontinued subsidiary.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2005
                            (Unaudited)


NOTE 7 - SEGMENT REPORTING - CONTINUED


Three months ended    Pacific                  Trade-    Fund-   Discontinued
June 30, 2004(a)      WebWorks    Intellipay   Works     Works   Operations(b)
--------------------  ----------- ---------- ---------- -------- -------------

Revenues, net         $  240,509  $ 118,772  $ 574,071  $ 12,410 $         -

Income (loss) from
continuing operations    (64,828)    16,343   (176,656)    1,812           -

Gain (loss) from
discontinued operations        -          -          -         -           -

Net income (loss)     $  (64,848) $  16,311  $(175,812) $  1,812 $         -
___________________________________________________

(a) Amounts include all intercompany receivables, payables, revenues and expenses prior to elimination for consolidation.
(b) Includes World Commerce Network, LLC. a non-operating, discontinued subsidiary.


Three months ended    Pacific                  Trade-    Fund-   Discontinued
June 30, 2005(a)      WebWorks    Intellipay   Works     Works   Operations(b)
--------------------  ----------- ---------- ---------- -------- -------------
Revenues, net         $  311,819  $ 130,626  $ 486,484  $ 55,094 $         -

Net income (loss)     $  (71,811) $  26,353  $(221,842) $ 25,932 $         -
___________________________________________________

(a) Amounts include all intercompany receivables, payables, revenues and expenses prior to elimination for consolidation.
(b) Includes World Commerce Network, LLC. a non-operating, discontinued subsidiary.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2005
                            (Unaudited)


NOTE 8 - SUBSEQUENT EVENTS

Unit Purchase Agreement
-----------------------

On July 1, 2005, the Company entered into a Unit Purchase Agreement with investors for up-to 4,500,000 units at $0.06 per unit. A unit consists of one share of the Company's common stock and one warrant for the purchase of an additional share at a specified exercise price. One half of the warrants have an exercise price of $0.12 per share and one half have an exercise price of
$0.17 per share.   Warrants are immediately exercisable and will expire one
year from the effective date of a registration statement to be filed covering the shares.

During July 2005, 4,166,667 units were purchased resulting in the issuance of 4,166,667 shares of the Company's common stock for total funding of $250,000. Also in July 2005, investors exercised warrants at $0.12 per share for 2,083,333 shares of the Company's common stock for $250,000 in cash. Immediately following these transactions warrants representing 2,083,333 shares of the Company's common stock were outstanding at an exercise price of $0.17 per share.

Payment of Convertible Notes Payable
------------------------------------

On July 1, 2005, convertible notes payable totaling $200,000 (Note 3) were paid in full.

Issuance of Warrants for Investor Relations Services
----------------------------------------------------

On July 1, 2005, the Company issued warrants to purchase 1,000,000 shares of the Company's common stock to an investor relations firm. The warrants are immediately exercisable for 500,000 shares at $0.10 and 500,000 shares at $0.15 and expire in July 2008. The fair value of this transaction totals $9,832 which has been estimated using the Black Scholes option-pricing model.

   Chisholm,
     Bierwolf &                                 533 West 2600 South, Suite 250
       Nilson, LLC                                       Bountiful, Utah 84010
                                                         Office (801) 292-8756
Certified Public Accountants                                Fax (801) 292-8809
______________________________________________________________________________


                   INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Pacific Webworks, Inc.

We have audited the accompanying consolidated balance sheets of Pacific Webworks, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Webworks, Inc. as of December 31, 2004 and 2003 and the results of its operations and cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.




/s/ Chisholm, Bierwolf & Nilson

Chisholm, Bierwolf & Nilson, LLC
Bountiful, UT
February 3, 2005

             Pacific WebWorks, Inc. and Subsidiaries

                   CONSOLIDATED BALANCE SHEETS


                              ASSETS
                                                         December 31,
                                                     2003          2004
                                                 ------------- -------------
CURRENT ASSETS
  Cash and cash equivalents                      $    500,712  $    452,983
  Receivables
    Trade, less allowance for doubtful
     receivables of $72,000 in 2003
     and $127,421 in 2004                              29,649        96,260
  Prepaid expenses                                     66,269        74,202
                                                 ------------- -------------

    Total current assets                              596,630       623,445
                                                 ------------- -------------

PROPERTY AND EQUIPMENT, NET AT COST                    98,152        70,382
RESTRICTED CASH                                        50,951       136,519
GOODWILL                                            2,946,253     2,946,253
OTHER ASSETS, NET                                      70,029        22,988
                                                 ------------- -------------

                                                 $  3,762,015  $  3,799,588
                                                 ============= =============

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                               $     52,538  $     89,164
  Accrued liabilities                                 194,233       181,109
  Deferred revenue                                    205,601       431,578
  Current liabilities from discontinued operations    235,274       235,274
                                                 ------------- -------------

    Total current liabilities                         687,646       937,125
                                                 ------------- -------------
STOCKHOLDERS' EQUITY
  Common stock - par value $0.001; authorized
    50,000,000; issued and outstanding
    24,587,622 shares in 2003 and
    28,517,622 shares in 2004                          24,588        28,518
  Additional paid-in capital                       15,288,181    15,560,971
  Accumulated deficit                             (12,238,400)  (12,726,727)
                                                 ------------- -------------

    Total stockholders' equity                      3,074,369     2,862,762
                                                 ------------- -------------

                                                 $  3,762,015  $  3,799,888
                                                 ============= =============

 The accompanying notes are an integral part of these statements.

             Pacific WebWorks, Inc. and Subsidiaries

              CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         Year ended
                                                         December 31,
                                                      2003         2004
                                                 ------------- -------------
Revenues, net
  Software, access and license fees              $    149,373  $    655,440
  Hosting, gateway and maintenance fees             1,693,359     1,430,328
  Training and education                              187,725       817,197
  Merchant accounts, design and other                 206,740       714,521
                                                 ------------- -------------
                                                    2,237,197     3,617,486

Cost of sales                                         541,026     1,071,241
                                                 ------------- -------------
    Gross profit                                    1,696,171     2,546,245

Selling expenses                                      566,808     1,516,567
Research and development                              164,999       242,012
General and administrative                          1,199,925     1,228,324
Depreciation and amortization                          90,285        49,736
Compensation expense for options and warrants          28,144             -
                                                 ------------- -------------
    Total operating expenses                        2,050,161     3,036,640
                                                 ------------- -------------

    Net loss from operations                         (353,990)     (490,395)
                                                 ------------- -------------
Other income (expense)
  Interest income                                       7,924         3,054
  Other income (expense), net                          (1,838)         (986)
                                                 ------------- -------------
                                                        6,086         2,068
                                                 ------------- -------------
  Net income (loss) from continuing operations
   before income taxes                               (347,904)     (488,327)
                                                 ------------- -------------
Income Taxes                                              300           300
                                                 ------------- -------------
  Net income (loss) from continuing operations       (348,204)     (488,627)

Discontinued operations
  Gain (loss) from operations (net of income tax)           -             -
  Gain on disposal (net of income tax)                274,778             -
                                                 ------------- -------------
    Total gain(loss) from discontinued operations     274,778             -

    NET LOSS                                     $    (73,426) $   (488,627)
                                                 ============= =============
Net loss per common share - basic and dilutive
  Net income loss from continuing operations     $      (0.01) $      (0.02)
  Gain from discontinued operations                      0.01             -
                                                 ------------- -------------
  Net earnings (loss)                            $          -  $      (0.02)
                                                 ============= =============
Weighted-average number of shares outstanding
  Basic                                            23,916,510    24,853,964
                                                 ============= =============
  Dilutive                                         24,008,185    25,165,075
                                                 ============= =============

The accompanying notes are an integral part of these financial statements.


             Pacific WebWorks, Inc. and Subsidiaries

          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                             Additional
                         Price per        Common Stock         Paid-in     Accumulated
                           share       Shares      Amount      Capital       Deficit       Totals
                         ---------- ------------ ---------- ------------- ------------- -------------

Balances at
 January 1, 2003         $       -   23,359,473  $  23,360  $ 15,148,940  $(12,164,974) $  3,007,326

Warrants exercised       $    0.5     1,000,000      1,000        49,000             -        50,000

Issuance of stock for
 insurance policies      $    0.27      228,149        228        62,097             -        62,325

Consulting compensation
 recognized for warrants
 granted                 $       -            -          -        28,144             -        28,144

Net loss 2003            $       -            -          -             -       (73,426)      (73,426)
                                    ------------ ---------- ------------- ------------- -------------
Balances at
 December 31, 2003                   24,587,622     24,588    15,288,181   (12,238,400)    3,074,369

Issuance of stock for
 insurance policies      $   0.089      300,000        300        26,420             -        26,720

Issuance of common
 stock for cash          $    0.07    3,630,000      3,630       246,370             -       250,000

Net loss 2004            $       -            -          -             -      (488,627)     (488,627)
                                    ------------ ---------- ------------- ------------- -------------
Balances at
 December 31, 2004                   28,517,622  $  28,518  $ 15,560,971  $(12,727,027) $  2,862,462
                                    ============ ========== ============= ============= =============




       The accompanying notes are an integral part of these statements.

                                     -50-



                    Pacific WebWorks, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                For the
                                                               year ended
                                                               December 31,
                                                             2003          2004
                                                         ------------- -------------
Increase (decrease) in cash and cash equivalents
Cash flows from operating activities
  Net earnings (loss)                                    $    (73,426) $   (488,627)
  Less: Gain from discontinued operations (net of taxes)     (274,778)            -
                                                         ------------- -------------
  Earnings (loss) from continuing operations                 (348,204)     (488,627)

  Adjustments to reconcile net earnings (loss)
   to net cash used in operating activities
     Depreciation & amortization                               90,285        49,736
     Issuance of options and warrants For compensation         28,144             -
     Bad debt expense                                         380,532       512,914
  Changes in assets and liabilities
     Receivables                                             (374,118)     (579,525)
     Prepaid expenses and other assets                        133,910        65,827
     Accounts payable and accrued liabilities                  43,617        23,502
     Deferred revenue                                         133,289       225,977
                                                         ------------- -------------

      Total adjustments                                       435,659       298,431
                                                         ------------- -------------

      Net cash provided by continuing operating activities     87,455      (190,195)
                                                         ------------- -------------
Cash flows from investing activities
  Purchases of property and equipment                         (25,090)      (21,966)
  Cash on reserve with bank                                   (50,951)      (85,568)
  Cash received for sale of subsidiary                         50,000             -
  Sale (purchase) of certificate of deposit                   101,536             -
                                                         ------------- -------------

     Net cash provided by (used in) investing activities       75,495      (107,534)
                                                         ------------- -------------
Cash flows from financing activities
  Payment on note payable to reseller                         (74,557)            -
  Proceeds on issuance of stock                                     -       250,000
  Proceeds on exercise of warrants                             50,000             -
                                                         ------------- -------------

     Net cash used in financing activities                    (24,557)      250,000
                                                         ------------- -------------
     Net increase in cash and cash equivalents                138,393       (47,729)

  Cash and cash equivalents at beginning of period            362,319       500,712
                                                         ------------- -------------

  Cash and cash equivalents at end of period             $    500,712  $    452,983
                                                         ============= =============

  Supplemental disclosures of cash flow information:
    Cash paid for interest                               $      1,076  $          -
    Cash paid for income taxes                           $        500  $        800

  Non-cash financing activities:
    Issuance of stock for prepaid insurance policies     $     62,325  $     26,720
    Reseller note settlement                             $     37,740  $          -


       The accompanying notes are an integral part of these statements.

                                      -51


             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the presentation of the accompanying consolidated financial statements follows.

1. The Company
   -----------

Pacific WebWorks, Inc. and its subsidiaries (Company), engages in the development and distribution of web tools software, electronic business storefront hosting, and Internet payment systems for individuals and small to mid-sized businesses. The company also provides website development and training for its customers.

The Company was organized under the laws of the state of Nevada on May 18, 1987 as Asphalt Associates, Inc. On December 31, 1998, the board of directors changed the name of the Company to Pacific WebWorks, Inc. On January 11, 1999, the Company merged with Utah Webworks, Inc., a Utah corporation organized April 10, 1997. The share exchange with Utah Webworks was accounted for as a reverse merger; therefore, all financial information prior to January 11, 1999 is that of the accounting survivor, Utah Webworks.

TradeWorks Marketing, Inc. and FundWorks, Inc. were organized in the state of Delaware in July and August of 2003, respectfully. TradeWorks began operations in August 2003 and engages in the marketing and sales of Pacific WebWorks and Intellipay products. FundWorks began operations in December 2003 and provides operating leases for customers with higher credit risk.

2. Principles of Consolidation
   ---------------------------

The accompanying consolidated financial statements include the accounts of Pacific WebWorks, Inc. and its wholly owned subsidiaries, Intellipay, Inc., TradeWorks Marketing, Inc., FundWorks, Inc. and the discontinued operations of World Commerce Network, LLC. (a non-operating company). The financial statements also include the accounts of Logio, Inc. (a non-operating, development company) through the date of its sale in July 2003. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain prior period balances have been reclassified to conform with current period presentation.

3. Use of Estimates
   ----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates used in preparing the financial statements are reasonable and prudent; however, actual results could differ from these estimates. Significant estimates include the allowance for doubtful accounts, impairment assessments of goodwill, and certain accrued liabilities such as contingent liabilities.

                               -52

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

4.  Cash Equivalents
    ----------------

The Company considers all highly liquid instruments maturing in three months or less when purchased to be cash equivalents.

5.  Depreciation and amortization
    -----------------------------

Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Accelerated methods of depreciation of property and equipment are used for income tax purposes.

6.  Goodwill
    --------

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, in 2002. Under SFAS No. 142, goodwill is no longer amortized, but is tested for impairment at a reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances which could trigger an impairment review include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends or projected future results of operations. For purposes of financial reporting and impairment testing in accordance with SFAS No. 142, the Company's Intellipay business unit operates in one principal business segment, a provider of online credit card gateway services.

In testing for a potential impairment of goodwill, the estimated fair value of the business unit is compared with book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the Company is less than book value, then the carrying amount of the goodwill is compared with its implied fair value. The estimate of implied fair value of goodwill may require independent valuations of certain internally generated and unrecognized intangible assets such as our paying monthly gateway portfolio, software and technology and trademarks. If the carrying amount of our goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess. In accordance with SFAS No. 142, the Company performed a goodwill impairment test during 2004 and concluded there was no impairment of goodwill.

7.  Fair value of financial instruments
    -----------------------------------

The fair value of the Company's cash and cash equivalents, receivables, accounts payable, accrued liabilities and capital lease obligations approximate carrying value based on their effective interest rates compared to current market prices.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.  Revenue Recognition
    -------------------

The Company recognizes revenue in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements" and its revisions in SAB No. 104. SAB 101 and 104 clarify application of generally accepted accounting principles related to revenue transactions. The Company also follows American Institue of Certified Public Accountants Statement of Position ("SOP") 97-2, as amended by SOP 98-9. The company also applies EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables ("EITF Issue No. 00-21").

The Company recognizes revenues when all of the following criteria are met:
(1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectibility is reasonably assured.

In an arrangement with multiple deliverables, the delivered item(s) are be considered a separate unit of accounting if all of the following criteria are met: (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s), and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor. If all the conditions above are met and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on their relative fair values.

Revenues from up-front fees are deferred and recognized over the period services are performed (which is generally one year). Fees for the set-up of merchant accounts are deferred and recognized as services are completed (which is generally two months). Revenues from monthly hosting, maintenance, transaction and processing fees are recorded when earned. Operating lease revenues for merchant accounts and software are recorded as they become due from customers.

9.  Cost of sales
    -------------

Cost of sales includes costs related to fulfillment, customer service, certain royalties and commissions, amortization of purchased customer portfolios, service personnel, telecommunications and data center costs.

10.  Sales and marketing costs
     -------------------------

Sales and marketing expenses include advertising expenses, seminar expenses, commissions and personnel expenses for sales and marketing. The Company has expended significant amounts on sales and marketing, including national television, radio, and print advertising. Marketing and advertising costs to promote the Company's products and services are expensed in the period incurred.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

11.  Research and development costs
     ------------------------------

Product development expenses include expenses for the maintenance of existing software and the development of new or improved software and technology, including personnel expenses for the product engineering department. Costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's technology services are generally expensed as incurred.

12.  General and administrative costs
     --------------------------------

General and administrative expenses include personnel expenses for executive, finance, and internal support personnel. In addition, general and administrative expenses include fees for bad debt costs, professional legal and accounting services, insurance, office space, banking and merchant fees, and other overhead-related costs.

13.  Income taxes
     ------------

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred income tax assets and liabilities are provided based on the difference between the financial statement and tax bases of assets and liabilities measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities.

14.  Stock-based compensation
     -------------------------

The Company has applied the disclosure provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation
Transition and Disclosure   An amendment of FASB Statement No. 123," for the
years ended December 31, 2003 and 2004. This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both interim and annual financial statements about the method of accounting for stock-based compensation and the effect of the method on reported results. As permitted by SFAS No. 148, the Company continues to account for stock options under APB Opinion No. 25, under which no compensation has been recognized.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004

15.  Stock-based compensation
      ------------------------

The following table illustrates the effect on net losses and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS 148 to stock-based compensation:

                                                   Year Ended December 31,
                                                     2003         2004
                                                 ------------- ------------
Net loss
 From continuing operations
                                   As reported   $   (348,204) $  (488,327)
                                   Pro forma       (1,085,245)    (809,358)

Gain from discontinued operations
                                   As reported   $    274,778  $         -
                                   Pro forma          274,778            -

Net earnings (loss)
                                   As reported   $    (73,426)    (488,327)
                                   Pro forma         (810,467)    (809,358)

Net earnings (loss) per common
  share from continuing operations
  basic and fully diluted          As reported   $      (0.01)  $    (0.02)
                                   Pro forma            (0.05)       (0.03)

Gain (loss) from discontinued
  operations basic and fully
  diluted                          As reported   $       0.01   $        -
                                   Pro forma             0.01            -
Net earnings (loss) per common
  share                            As reported   $          -   $    (0.02)
                                   Pro forma            (0.04)       (0.03)


The fair value of these options was estimated at the date of grant using the Black-Scholes American option-pricing model with the following weighted-average assumptions for options granted in 2003 and 2004: expected volatility of 158 percent and 101 percent, respectively; risk-free interest rate of 5.00 percent and 4.00 percent, respectively; and expected life of 3.25 and 3.5 years, respectively. The weighted-average fair value of options granted was $0.19 and $0.05 in 2003 and 2004, respectively.

Option pricing models require the input of highly sensitive assumptions, including expected stock volatility. Also, the Company's stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Management believes the best input assumptions available were used to value the options and that the resulting option values are reasonable.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004

15.  Net Loss Per Share
     ------------------

The computation of net loss per share of common stock is based on the weighted average number of shares outstanding during each period presented. The Company utilizes the treasury stock method to calculate loss per share. Potentially issuable common shares totaling 4,783,695 related to options and 1,300,000 related to warrants were excluded from the calculation of diluted loss per share because their effects were anti-dilutive for the year ended December 31, 2003. Potentially issuable common shares totaling 5,334,424 related to options were excluded from the calculation of diluted loss per share because their effects were anti-dilutive for the year ended December 31, 2004.


The following is the calculation for weighted average common shares used in basic and dilutive net earnings (loss) per share:

                                                   Year ended December 31,
                                                     2003          2004
                                                ------------- -------------

Common shares outstanding during the period        23,359,473    24,587,622
Weighted average common shares issued                 557,037       266,342
                                                ------------- -------------
Weighted average common shares used
 in basic earnings (loss) per share                23,916,510    24,853,964
                                                ------------- -------------
Dilutive effects of potentially issuable
 common shares (warrants)                              91,675       311,111
                                                ------------- -------------
Weighted average number of common shares
  and dilutive potential common stock used
   in diluted earnings (loss) per share            24,008,185    25,165,075
                                                ============= =============

16.  Recent Accounting Pronouncements
     --------------------------------

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment".
This Statement revises SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the instruments issued. The Company will be required to apply SFAS No. 123(R) as of the first interim reporting period that begins after June 15, 2005. Accordingly, the Company will adopt SFAS No. 123(R) in the third quarter of 2005. Management is currently evaluating the impact SFAS No. 123(R) will have on the Company's results of operations as a result of adopting this new Standard.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004

NOTE B - PROPERTY AND EQUIPMENT

Property and equipment includes the following:
                                                                 Estimated
                                               December 31,      useful
                                             2003       2004     life (years)
                                       ------------ ------------ ------------
      Computer Equipment               $   334,722  $   340,760      3-5
      Equipment                            102,197      116,710      2-10
      Software                              93,283       93,958      1-3
      Furniture and Fixtures                86,087       86,780      3-10
      Leasehold Improvements                 4,598        4,598  Life of lease
                                       ------------ ------------
                                           620,887      642,806
      Less Accumulated Depreciation       (522,735)    (572,424)
                                       ------------ ------------
                                       $    98,152  $    70,382
                                       ============ ============
NOTE C - OTHER ASSETS

Other assets include the following:           December 31,
                                           2003         2004
                                       ------------ -------------

      Purchased customer portfolio     $   232,360  $    278,309
      Deposits                               7,672         9,672
                                       ------------ -------------
                                           240,032       287,981
                                       ------------ -------------

      Accumulated amortization            (170,003)     (264,992)
                                       ------------ -------------
                                       $    70,029  $     22,989
                                       ============ =============

Pacific WebWorks, Inc. has entered into agreements with resellers for the purchase of residual interests in customer hosting and terminal portfolios. These definite-life intangible assets are being amortized over the period of expected future cash flows these charges are included in cost of sales.


NOTE D - ACCRUED AND OTHER LIABILITIES


Accrued liabilities consist of the following:            December 31,
                                                      2003         2004
                                                 ------------- -------------

      Payroll related liabilities                $     37,774  $     38,130
      Sales contractor commissions                      5,205         6,766
      Contingent reseller commissions                  39,790        39,790
      Operating lease in default                       83,364        90,357
      Refunds and factor                               27,610         4,426
      Income tax payable                                  300         1,200
      Other                                               190           440
                                                 ------------- -------------
                                                 $    194,233  $    181,109
                                                 ============= =============

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004

NOTE E - OPERATING LEASE REVENUES

During the years ended December 31, 2003 and 2004, certain customers of TradeWorks entered into operating lease agreements that were assigned to FundWorks to purchase e-commerce software and merchant accounts over 35 months for approximately $59.95 per month. The leases are non-cancelable and related revenue is recorded monthly as earned.

Future annual minimum lease receipts for FundWorks operating leases as of December 31, 2004 are estimated as follows:

                  2005                $  177,692
                  2006                   173,196
                  2007                    87,347
                  Thereafter                   -
                                      ----------
                                      $  438,235
                                      ==========

Collectability of future minimum lease receipts cannot be assured as the customers placed in operating leases are of a higher credit risk.

TradeWorks also enters into factoring arrangements for certain sales of e-commerce software and merchant accounts to an outside leasing company with recourse. Estimated recourse amounts are reduced from the amount funded to the company and netted against sales for reporting purposes as they are not considered realizable. Additional amounts due under the factoring arrangements are estimated and recorded as an accrued liability (Note D).

NOTE F - STOCKHOLDERS' EQUITY

1.  Equity Incentive Plan
    ---------------------

On March 8, 2001, the Board of Directors adopted the Pacific WebWorks, Inc. 2001 Equity Incentive Plan (the Plan). The Plan allows for the granting of awards in the form of stock options, stock appreciation rights or restricted shares to employees, independent directors and certain consultants. The Company may grant awards representing up to 7,500,000 shares of the Company's common stock under the Plan. The Plan has not been approved by the Company's shareholders as of December 31, 2004

Directors, officers, and employees have been granted options to acquire 5,334,424 shares of the company's common stock and 3,934,424 of the options are exercisable as of December 31, 2004. The options were granted at exercise prices ranging from $0.14 - $2.00 per share. The options vest periodically through April 2005 and expire through April 2011.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004

NOTE F - STOCKHOLDERS' EQUITY (CONTINUED)

1.  Equity Incentive Plan  - Continued
    ----------------------------------

Information with respect to the Company's stock options follows:

                                                              Weighted-average
                                Stock options  Exercise price  exercise price
                                -------------- -------------- ----------------
Outstanding at January 1, 2002     3,845,409     $0.14-$3.44     $0.78
   Granted                         1,625,000         0.23         0.23
   Exercised                             -             -             -
   Forfeited                         774,107      0.14-3.44       1.07
                                -------------- --------------- --------------
Outstanding at December 31, 2003   4,696,302     $0.14-$2.00     $0.54
   Granted                         1,400,000         0.07         0.07
   Exercised                               -            -            -
   Forfeited                         761,878      0.14-2.00       0.82
                                -------------- --------------- --------------
Outstanding at December 31, 2004   5,334,424     $0.07-$1.75     $0.37
                                ============== =============== ==============


Options outstanding


                                                          Weighted-
                     Number       Weighted-average    average remaining
Exercise price     outstanding      exercise price  contractual life (years)
------------------ -------------- ----------------- -----------------------
      1.75               4,500              1.75              0.75
      0.87              67,424              0.87                 6
      0.75           1,887,500              0.75              5.75
      0.23             450,000              0.23               2.5
      0.14           1,525,000              0.14              3.75
      0.07           1,400,000              0.07              4.75
                  -------------
                     5,334,424
                  =============

Options exercisable

                                                          Weighted-
                     Number       Weighted-average    average remaining
Exercise price      exercisable    exercise price   contractual life (years)
------------------ -------------- ----------------- -----------------------
      1.75               4,500             1.75              0.75
      0.87              67,424             0.87              6
      0.75           1,887,500             0.75              5.75
      0.23             450,000             0.87              2.5
      0.14           1,525,000             0.14              3.75
      0.07                   -             0.07              4.75
                   -------------
                     3,934,424
                   =============

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004


NOTE F - STOCKHOLDERS' EQUITY (CONTINUED)

2.  Issuance of stock
    -----------------

In July 2003, the Company's Board of Directors resolved to adjust the price certain of the Company's warrants to purchase 1,000,000 shares of its common stock from an exercise price $0.75 and $0.50 per share to an exercise price of $0.05 per share. All of the warrants were exercised in July 2003 for $50,000 in cash.

In October 2003, the company issued a total of 228,149 shares of its common stock in exchange for $62,325 of insurance premiums for one year.

In October 2004, the company issued a total of 300,000 shares of its common stock in exchange for $26,270 of insurance premiums for one year.

In December 2004, the company issued a total of 3,630,000 shares of its common stock to three separate companies for $250,000 in cash as a private offering.

NOTE G - DISCONTINUED OPERATIONS

The following includes the combined net current liabilities for the Company's discontinued operations as of December 31, 2003 and 2004


                                                   World
                                                   Commerce
                                                   Network, LLC
                                                   ------------
        ASSETS
        Current assets                             $        -
        Long-term assets                                    -
                                                   ----------
        Total assets                               $        -
                                                   ==========
        LIABILITIES
        Payables past due                              64,010
        Accrued liabilities                           171,264
                                                   ----------
        Total current liabilities                  $  235,274
                                                   ==========

        Net current liabilities                    $  235,274
                                                   ==========

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004


NOTE G - DISCONTINUED OPERATIONS (CONTINUED)

1.  Discontinued subsidiary - Logio, Inc.
    -------------------------------------

Sale of Logio, Inc.

In July 2003, the Company sold all of its shares in Logio, Inc. for $50,000 cash to a group of 11 investors. The disposal resulted in the realization of approximately $274,000 in gain from the sale of discontinued operation, during the second quarter 2003.

2.  Discontinued subsidiary - World Commerce Network, LLC
    -----------------------------------------------------
In July 2002, the Board of Directors of Pacific WebWorks, Inc. resolved to discontinue World Commerce Network, LLC and set forth a formal plan of disposal. Negotiations and settlements of World Commerce liabilities are currently underway as the LLC is phasing out its operations. World Commerce Network became a consolidated entity with the Company in March 2000.

Other current liabilities

Other current liabilities of World Commerce Network, LLC consist of estimated customer refunds approximating $56,000 and estimated contingent liabilities from the legal matter noted below approximating $95,000 as of December 31, 2004.

Pending litigation

In September 2002, World Commerce Network, LLC received a complaint from a customer financing company for recourse obligations funded for customer leases during 2000 for seminar related activities. The agreement between World Commerce Network and the leasing company provides for recourse on leases in which customers have not made first payment. Estimated recourse obligations and related attorney's fees for World Commerce Network approximate $95,000 at December 31, 2003 and 2004 and have been recorded as a net current liability of discontinued operations. Management believes that the recorded liability for this matter is sufficient to cover any resulting judgment from this claim.

In April 2001, one of World Commerce Network's former vendors filed a complaint alleging default under a certain application for credit and personal guaranty made by a former officer of World Commerce Network. The vendor seeks approximately $65,000 plus interest. World Commerce Network believes the amount should be reduced based upon the vendor's performance and other disputes. World Commerce Network has filed an answer to the complaint and
further litigation is pending.   The Company has recorded amounts in net
current liabilities of discontinued operations. Management believes that the amount recorded is sufficient to cover the resulting liability from this complaint.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004


NOTE H - COMMITMENTS AND CONTINGENCIES

1.  Operating lease in default
    -------------------------
In June 2002, in conjunction with the migration of the Intellipay operations to our Salt Lake City facilities, Intellipay, Inc. defaulted on its operating lease for office space in Fremont, California. The lease agreement required payment of approximately $6,000 per month plus applicable late fees and interest through December 2004.

As of December 31, 2004, Intellipay, Inc. has recorded an accrued liability of $90,357 related to the months of office lease under default, less months re-leased by the property manager, including all interest and late fees.

2.  Operating leases
    ----------------
The Company has entered into a lease agreement for the lease of office space for its operations in Salt Lake City, Utah. The lease requires $8,400 per month from January 2005 through expiration in December 2006. Rent expense for the Salt Lake offices for the years ended December 31, 2003 and 2004 approximates and $99,000 and $100,000 respectively. The following is a schedule of future minimum lease payments under the operating lease:

         Year ended      Lease
         December 31,    Commitment
         ------------    ----------
            2005         $  101,760
            2006            101,760
         Thereafter               -
                          -----------
                          $  203,520
                          ===========

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004


NOTE I - INCOME TAXES

The tax effects of temporary differences giving rise to deferred tax assets and liabilities are as follows:

                                                2003             2004
                                            ------------   ------------
Deferred tax assets
   Allowance for doubtful accounts          $    15,099    $    92,288
   Net operating loss carryforwards           2,458,309      3,360,209
   Excess book depreciation and amortization     65,162         71,615
   Capital loss carryforwards                   590,081        240,838
   Other, net                                    30,505         31,142
                                            ------------   ------------
                                              3,159,157      3,796,091

    Less valuation allowance                 (3,159,157)    (3,796,091)
                                            ------------   ------------
    Net tax assets                          $         -    $         -
                                            ============   ============

There were no deferred tax assets of income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero. The decrease in the valuation allowance was $3,174,337 for the year ended December 31, 2003 and increased $636,934 for the year ended December 31, 2004.

As of December 31, 2004, the Company has net operating loss carryforwards for tax reporting purposes of approximately $9,200,000 expiring through 2023. As of December 31, 2004, the Company had a capital loss carryforward for tax reporting purposes of approximately $650,000 expiring in 2008.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004


NOTE J - SEGMENT REPORTING

Although the Company operates in one business segment, the production and distribution of business e-commerce software, management reports by individual business unit.

Segment reporting by business unit follows:



Year ended             Pacific                    Trade       Fund-      Discontinued
December 31, 2003(a)   WebWorks     Intellipay    Works       Works      Operations(b)
--------------------   ------------ ------------- ----------- ---------- -------------
Revenues, net          $ 1,299,996  $    554,878  $  377,857  $   4,466  $          -

Income (loss) from
continuing operations      (71,879)       64,784    (335,629)    (5,480)            -

Gain (loss) from
discontinued operations    274,778             -           -          -             -
Net income (loss)      $   202,899  $     64,784  $ (335,629) $  (5,480) $          -
____________________________________________________
(a) Amounts include all intercompany receivables, payables, revenues and expenses prior to elimination for consolidation.
(b) Includes Logio, Inc. through June 27, 2002 and World Commerce Network, LLC, non-operating, discontinued subsidiaries.


Year ended             Pacific                    Trade        Fund-      Discontinued
December 31, 2004(a)   WebWorks     Intellipay    Works        Works      Operations(b)
--------------------   ------------ ------------- ------------ ---------- -------------
Revenues, net          $ 1,081,088  $    484,339  $ 1,936,246  $ 115,812  $          -
Income (loss) from
continuing operations     (176,259)       75,635     (402,077)    11,233             -

Gain (loss) from
discontinued operations          -             -            -          -             -

Net income (loss)      $  (174,247) $     75,565  $  (401,951) $  12,306  $          -
____________________________________________________
(a)  Amounts include all intercompany receivables, payables, revenues and expenses prior to elimination for consolidation.
(b)  Includes World Commerce Network, LLC, a non-operating, discontinued subsidiary.


                                -65-


             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004


NOTE K - MARKET RISK

We rely on the efforts of third party resellers to add accounts to our customer base. A significant portion of our customer accounts were provided by previous Pacific WebWorks and Intellipay resellers who no longer resell our products and services. While we continue to add additional resellers, including the Company's TradeWorks Marketing subsidiary, we are primarily dependent upon further addition of reseller distribution channels for future sales growth.


NOTE L - SUBSEQUENT EVENT

In February 2004, the Company agreed to purchase software technology and a recurring fee-based customer portfolio for $6,800. The purchase was made with 20,000 shares of the Company's common stock, valued at $0.09 per share on the date of the agreement and $5,000 in cash.

         _______________

We have not authorized any dealer,
salesman or any other person to give
any information or to make any
representations not contained in this
prospectus. Any information or
representation not contained in this                  __________
prospectus must not be relied upon as
having been authorized by Pacific                     PROSPECTUS
WebWorks, Inc.                                        __________

        _________________

        TABLE OF CONTENTS

Prospectus Summary.................... 3
Risk Factors.......................... 4
Use of Proceeds....................... 9         PACIFIC WEBWORKS, INC.
Market for Common Equity.............. 9
Description of Business.............. 11
Property............................. 17
Legal Proceedings.................... 17        12,963,338 Common Shares
Management's Discussion and Analysis. 18
Management........................... 25
Certain Related Transactions......... 27
Principal Stockholders............... 27
Description of Common Stock.......... 28
Selling Stockholders................. 28
Plan of Distribution................. 30
Other Information.................. 32
  Interest of Named Experts
    and Counsel.................... 32
  SEC's Position on Indemnification
    for Securities Act Liability...   32       October __, 2005
  Additional Information............. 32
Changes In and Disagreements
  With Accountants................... 32
Financial Statements................. 33

                             PART II

        ITEM 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither our Articles of Incorporation nor our bylaws provide for the indemnification of a present or former director or officer. However, pursuant to Nevada Revised Statutes Section 78.750 and 78.751 we must indemnify a director, officer, employee, or agent of the corporation who is successful on the merits or otherwise in defense of any action or suit. This indemnification shall include expenses, including attorney's fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as or at the request of the corporation as our officer or director. We may indemnify these individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because this individual is our director or officer. The individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. We maintain Director and Officer Liability insurance with limits of $1 million per loss and $1 million per policy year.

      ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses to be paid for by Pacific WebWorks in connection with the sale of the shares. We will pay all the costs of this offering, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares. All the amounts shown include estimates of future expenses, except for the registration fee:

Securities and Exchange Commission registration fee..............$     267.01
Printing expenses................................................      500.00
Legal fees and expenses..........................................   10,000.00
Accounting fees and expenses.....................................    5,000.00
Transfer agent and registrar fees and expenses...................    1,000.00
Miscellaneous....................................................      500.00
      Total......................................................$   7,267.01



        ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALE OF UNREGISTERED SECURITIES

The following discussion describes all securities sold without registration by Pacific WebWorks during the past three years.

On July 1, 2005, we sold an aggregate of 4,166,670 units to three accredited investors. We sold 1,666,667 units each to Empire Fund Managers LLC and Compass Equity Partners LLC, and 833,334 units to First Equity Holdings Corp. Each unit consisted of one share of common stock and one warrant to purchase an additional share at a specified exercise price. One half of the warrants had an exercise price of $0.12 and one half of the warrants had an exercise price of $0.17. The warrants were immediately exercisable and will expire one year from the effective date of a registration statement to be filed registering the underlying shares. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On July 1, 2005, we granted an aggregate of warrants to purchase 1,000,000 shares of common stock to Chesapeake Group, Inc. The warrants were granted in consideration for consulting services and were valued at $9,832, using the Black-Scholes option pricing model. Warrants to purchase 500,000 shares have an exercise price of $0.10 and warrants to purchase 500,000 shares have an exercise price of $0.15. The warrants have an exercise term of three years, expiring in July 1, 2008. We also granted registration rights to the underlying shares of the warrants. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On May 17, 2005, we issued 230,770 shares of common stock to Universal Business Insurance in payment of a Directors and Officers Policy insurance premium of $15,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On April 4, 2005, we granted options to purchase 50,000 shares of common stock to our new Intellipay business development officer. The options have an exercise price of $0.10 per share and vest through April 2006 and expire in April 2010. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On February 15, 2005, we agreed to issue 20,000 shares valued at $1,800 to Winks Design, Inc. as partial consideration for a recurring fee-based customer portfolio and software package valued at $6,800. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On December 22, 2004, we issued 1,200,000 shares of common stock to Liberty Partners for $79,200. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On December 20, 2004, we issued 1,215,000 shares of common stock to Broad Investments Partners for $85,050. We relied on an exemption from registration for a private transaction not involving a public distribution provided by
Section 4(2) of the Securities Act.

On December 1, 2004, we issued 1,215,000 shares of common stock to Nikki Group for $85,050. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On October 20, 2004, we issued options to purchase 1,685,000 common shares to employees pursuant to our 2001 Equity Incentive Plan. The options have an exercise price of $0.07 and 50% vest on April 20, 2005 and 50% vest on October 20, 2005. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On October 3, 2003, our board of directors approved the grant of options to purchase 1,625,000 shares of common stock pursuant to our 2001 Equity Incentive Plan. The options were granted to employees and have an exercise price of $0.225 and expire through October 3, 2008. Of these options, options to purchase 812,500 shares vested upon grant, options to purchase 406,250 shares vest in April 2004 and the remaining options to purchase 406,250 shares vest in October 2004. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On September 1, 2004, we issued 300,000 common shares, valued at $26,720, to Universal Business Insurance as partial payment for our yearly premium for director and officer liability insurance. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

Beginning in September 2003 our board of directors authorized the issuance of an aggregate of 228,149 common shares to Universal Business Insurance in consideration for insurance valued at $62,325. Our board of directors authorized the issuance of 151,654 shares on September 4, 2003 and 76,495 on October 8, 2003 for this insurance. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In July 2003 our board of directors authorized the issuance of 1,000,000 common shares for $50,000 upon the exercise of warrants. The exercise price of the warrants was $0.05 per share. We relied on an exemption from


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registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On September 4, 2002, we issued 272,969 common shares to Universal Business Insurance in consideration for officers and directors insurance valued at $32,756. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In each of the private transactions above we believe that each purchaser was aware:
..     That the securities had not been registered under federal securities laws;
..     Acquired the securities for his/her/its own account for investment purposes and not with a view to or for resale in connection with any distribution for purposes of the federal securities laws;
..     Understood that the securities would need to be held indefinitely unless registered or an exemption from registration applied to a proposed disposition; and
..     Was aware that the certificate representing the securities would bear a legend restricting their transfer.
We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under Sections 3(b) and 4(2) of the Securities, and the rules and regulations promulgated thereunder.



                        ITEM 27.  EXHIBITS
No.   Description.

 3.1 Articles of Incorporation, as amended (Incorporated by reference to exhibit No. 3.1 for Form 10-Q filed November 13, 2001)
 3.2 Amended and Restated Bylaws of Pacific WebWorks, Inc. (Incorporated by reference to exhibit No. 3.2 for Form 10, as amended, file No. 0-26731, filed July 16, 1999.)
 4.1 Unit Purchase Agreement between Pacific WebWorks and Investors, dated July 1, 2005 (Incorporated by reference to exhibit 4.1 to Form 10-QSB, filed August 12, 2005)
 4.2 Form of Unit Warrants, dated July 1, 2005 (Incorporated by reference to exhibit 4.2 to Form 10-QSB, filed August 12, 2005)
 5.1  Opinion of Cindy Shy, P.C.
10.1 Master Service Agreement between Electric Lightwave, Inc., and Utah WebWorks, Inc., dated February 2, 1998 (Incorporated by reference to exhibit No. 10.1 for Form 10, as amended, file No. 0-26731, filed July 16, 1999.)
10.2 Internet Access Agreement, Addendum to Master Service Agreement between Electric Lightwave, Inc., and Pacific WebWorks, Inc., dated January 1, 2002 (Incorporated by reference to exhibit No. 10.2 for Form 10-K, filed March 26, 2002)
10.3 Lease Agreement between Pacific WebWorks, Inc. and Westgate Business Center, dated November 20, 2003 (Incorporated by reference to exhibit
      10.3 for Form 10-KSB, filed March 22, 2004)
10.4 Form of employment agreement for executive officers, dated April 1, 2004 (Incorporated by reference to exhibit 10.5 for Form 10-KSB, filed March 31, 2005)
10.5 Consulting agreement between Pacific WebWorks and Chesapeake Group, Inc., dated July 1, 2005 (Incorporated by reference to exhibit 10.5 to Form 10-QSB, filed August 12, 2005)
10.6 Registration Rights Agreement between Pacific WebWorks and Unit Investors, dated July 1, 2005 (Incorporated by reference to exhibit 10.6 to Form 10-QSB, filed August 12, 2005)
21.1  Subsidiaries of Pacific WebWorks (Incorporated by reference to exhibit
      21.1 for Form 10-QSB, filed November 13, 2003)
23.1  Consent of Chisholm, Bierwolf & Nilson, LLC
       (Filed August 31, 2005)
23.2  Consent of Cindy Shy, P.C. (See Exhibit 5.1)
24.1  Power of Attorney  (Filed August 31, 2005)



                      ITEM 28:  UNDERTAKINGS

Pursuant to Rule 415 of the Securities Act of 1933, the undersigned registrant hereby undertakes to:


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(1)   file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which will include any prospectus required by Section 10(a)(3) of the Securities Act; reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and include any additional or changed material information on the plan of distribution;
(2) for the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and
(3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.


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



                            SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake City, State of Utah, on September 30, 2005.


                          PACIFIC WEBWORKS, INC.
                          a Nevada Corporation

                          /s/ Christian R. Larsen
                      By: ____________________________________________________
                          Christian R. Larsen, President and Director



Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                                          /s/ Christian R. Larsen
Date:  September 30, 2005     By: _____________________________________
                                         Christian R. Larsen, President
                                         and  Director





                                         /s/ Kenneth W. Bell
Date:  September 30, 2005     By: _____________________________________
                                         Kenneth W. Bell
                                         Chairman of the Board, Chief
                                         Executive Officer,  Principal
                                         Financial and Accounting Officer
                                         and Treasurer



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